______________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________________________________________________________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
______________________________________________________________________________________________________
Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Life Time Group Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
___________________________________________________________________________________________________________________________________________________________________________

LETTER FROM OUR FOUNDER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
We are pleased to invite you to our 2022 annual meeting of stockholders, which will be held virtually by webcast on May 10, 2022, at 10:00 a.m. Central Time. The enclosed notice of annual meeting and proxy statement describe the items of business we will conduct at the meeting and provide information about Life Time, including our practices in the areas of corporate governance and executive compensation. We encourage you to read these materials before you vote your shares.
2021 was a milestone year for our company on many fronts. We continued our strong recovery from the COVID-19 pandemic. We maintained relentless focus on improving our delivery of the most impactful healthier living and aging experiences to our members. We expanded with new athletic country club openings in highly coveted markets. We also successfully completed our initial public offering in a challenging market.
As we emerge from the pandemic, we see significant opportunities to continue to grow our memberships and revenue. Our strategy to achieve this growth continues to be driven by our nearly 30-year commitment to provide our members with unmatched offerings to achieve healthy, happy lives through our comprehensive Healthy Way of Life ecosystem – featuring the best places, people, programs and experiences.
We are unrelenting in our focus on operating from the member point of view, including:
•upholding a culture of care that ensures our team and members are supported and empowered;
•making Life Time a place for everyone with a steadfast commitment to inclusion, diversity and respect; and
•keeping a constant eye toward operating in ways that protect our planet.
Through this approach, we believe Life Time has become one of the most trusted and loved lifestyle brands in the United States and Canada.
We are extremely proud of the company and brand we have built – and even more excited about our future. Our leadership team, board of directors and I remain committed to building long-term value in our company. We believe we are uniquely positioned to win in the years to come. Thank you for investing in us.

Bahram Akradi
Founder, Chairman and Chief Executive Officer
Life Time Group Holdings, Inc.

LIFE TIME GROUP HOLDINGS, INC.
______________________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2022
______________________________________________________________________________________________________
March 30, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 annual meeting of the stockholders (the “Annual Meeting”) of Life Time Group Holdings, Inc., a Delaware corporation (“we,” “us,” “Life Time” or the “Company”). The Annual Meeting will be held in a virtual meeting format on Tuesday, May 10, 2022 at 10:00 a.m. (Central Time) for the following purposes:
1.    To elect the four nominees for Class I director to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election are Bahram Akradi, David Landau, Alejandro Santo Domingo and Andres Small;
2.    To hold an advisory (non-binding) vote to approve the Company’s named executive officer compensation (referred to as the “Say-on-Pay Vote”);
3.    To hold an advisory (non-binding) vote on whether the frequency of the stockholder advisory vote on our executive compensation should be every one, two or three years;
4.     To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
5.    To conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.
These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.
The record date for the Annual Meeting is March 14, 2022 (the “Record Date”). Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournments or postponements thereof.
The 2022 Annual Meeting will be held in a virtual meeting format only, via the internet, with no physical in-person meeting. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/LTH2022, where you will be able to attend, vote and submit questions via the internet similar to attendance at an in-person meeting. If you plan to participate in the virtual Annual Meeting, please see the Questions and Answers section below for further information.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock by telephone or via the internet promptly. Voting your shares promptly will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation.
Please vote your shares by following the instructions for voting on the Important Notice Regarding the Internet Availability of Proxy Materials. You may submit your vote by telephone or via the internet, or if you received printed copies of the proxy materials, you may submit your vote by signing, dating and returning your proxy card by mail.
By Order of the Board of Directors
Erik Lindseth
Senior Vice President, General Counsel and Corporate Secretary
Chanhassen, Minnesota

______________________________________________________________________________________________________

Life Time Group Holdings, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
______________________________________________________________________________________________________
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2022
______________________________________________________________________________________________________
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to “Notice and Access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. Brokers and other nominees will be sending a similar Notice to all beneficial owners of stock who hold their shares through such broker or nominee. All record and beneficial stockholders will have the ability to access the proxy materials on the website referred to in the Notice free of charge or request to receive a printed set of the proxy materials for the Annual Meeting. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We expect that the Notice or, if applicable, this Proxy Statement will be mailed to stockholders on or about March 30, 2022.
Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be held on
May 10, 2022 at 10:00 a.m. (Central Time)
via the internet please visit www.virtualshareholdermeeting.com/LTH2022 for more details
This Proxy Statement and our 2021 Annual Report on Form 10-K are available at: www.proxyvote.com.
How do I attend the Annual Meeting?
The 2022 annual meeting of stockholders (the “Annual Meeting”) will be held on Tuesday, May 10, 2022 at 10:00 a.m. (Central Time). The Annual Meeting will be conducted as a virtual meeting via the internet. Stockholders as of our Record Date may attend, vote and submit questions electronically during the Annual Meeting via live webcast by visiting the virtual meeting platform at www.virtualshareholdermeeting.com/LTH2022. Stockholders will need the 16-digit control number included in the Notice, on the proxy card or in the instructions that accompanied the proxy materials to enter the Annual Meeting. Stockholders may log into the virtual meeting platform beginning at 9:45 a.m. (Central Time) on May 10, 2022. The Annual Meeting will begin promptly at 10:00 a.m. (Central Time) on May 10, 2022. If we determine to make any change to the date, time or procedures of the Annual Meeting, we will announce such changes in advance on our website at www.ir.lifetime.life and file such changes with the SEC as additional proxy materials.
Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in these proxy materials.
Information on how to vote at the Annual Meeting is discussed below.
What if I have technical difficulties during the meeting or trouble accessing the virtual Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date of March 14, 2022, will be entitled to vote at the Annual Meeting. On the Record Date, there were 193,059,950 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on March 14, 2022, your shares were registered directly in your name with Life Time’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below (see “How do I vote?” below) or, if applicable, complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If, on March 14, 2022, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being sent to you by the organization that holds your account. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. The deadline for submitting your voting instructions to your broker, bank or other nominee is listed on the Notice sent to you. You are also invited to attend the Annual Meeting.
What am I voting on?
There are four matters scheduled for a vote:
•Proposal 1: Election of four Class I directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;
•Proposal 2: Approval, in a non-binding advisory vote, of the Company’s named executive officer compensation (referred to as the “Say-on-Pay Vote”);
•Proposal 3: Approval, in a non-binding advisory vote, on whether the frequency of the stockholder advisory vote on the Company’s executive compensation should be every one, two or three years (referred to as the “Say-on-Pay Frequency Vote”); and
•Proposal 4: Ratification of the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
See “How many votes are needed to approve each proposal and how does the Board recommend I vote?” below for information on how many votes are required to approve each matter, the voting options for each matter, the impact of various voting options on the outcome of the vote and the Board’s recommendation on how stockholders should vote on each matter.
What if another matter is properly brought before the Annual Meeting?
The Board of Directors of the Company (the “Board” or the “Board of Directors”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares for which you grant your proxy on those matters in accordance with their best judgment.

How do I vote?
The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card provided by us. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy. Voting at the Annual Meeting will have the effect of revoking your previously submitted proxy (see “Can I change my vote after submitting my proxy?” below).

By Internet	If you received the Notice or a printed copy of the Proxy Materials, then follow the instructions in the Notice or on the proxy card.

By Telephone	If you received the Notice or a printed copy of the Proxy Materials, then follow the instructions in the Notice or on the proxy card.

By Mail	If you received a printed copy of the Proxy Materials, then complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.

In Person (Virtual)	You may also vote in person virtually by attending the Annual Meeting at www.virtualshareholdermeeting.com/LTH2022.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee
If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive a Notice from your broker, bank or nominee that includes instructions that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the Annual Meeting.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 14, 2022, the Record Date.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present or represented by proxy at the Annual Meeting. On the Record Date, there were 193,059,950 shares outstanding and entitled to vote. Thus, the holders of at least 96,529,976 shares must be present or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted toward the quorum only if you submit a valid proxy by mail, over the phone or through the internet (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions, votes that are withheld and broker non-votes will be counted toward the quorum requirement. If there is no quorum, then either the chair of the Annual Meeting or the holders of a majority in voting power of the stockholders entitled to vote at the meeting present at the Annual Meeting or represented by proxy may adjourn the meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.

What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on “non-routine” proposals. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine” under applicable rules but cannot vote the shares with respect to “non-routine” matters. On non-routine proposals, any “uninstructed shares” may not be voted by the broker, bank or nominee and are considered to be “broker non-votes.” Only the proposal to ratify the selection of our independent registered public accounting firm is considered a “routine” matter for this purpose and brokers, banks or other nominees generally have discretionary voting power with respect to such proposal. Brokers, banks and other nominees do not have authority to vote on the election of directors without voting instruction from the beneficial owner. Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.
How many votes are needed to approve each proposal and how does the Board recommend I vote?

Proposal	Votes Required	Voting Options	Impact of Abstentions, Withheld Votes and Broker Non-Votes	Broker Discretionary Voting Allowed	Board Recommen-dation
Proposal No. 1: Election of director nominees	A plurality of the votes cast	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None	No	FOR ALL
Proposal No. 2: Approval, on an advisory (non-binding) basis, of the Say-on-Pay Vote	A majority of the votes cast	“FOR” “AGAINST” “ABSTAIN”	None	No	FOR
Proposal No. 3: Approval, on an advisory (non-binding) basis, of the Say-on-Pay Frequency Vote	A plurality of the votes cast	“1 YEAR” “2 YEARS” “3 YEARS”	None	No	FOR 1 YEAR
Proposal No. 4: Ratification of selection of Deloitte	A majority of the votes cast	“FOR” “AGAINST” “ABSTAIN”	None	Yes	FOR
A plurality of the votes cast, with regard to the election of directors, means that the four nominees who receive the most “FOR” votes cast by the holders of shares either present at the Annual Meeting or represented by proxy will be elected to our Board. A majority of the votes cast means that the number of votes cast “FOR” a proposal must exceed the number of votes cast “AGAINST” that proposal. A plurality of the votes cast, with respect to the advisory Say-on-Pay Frequency Vote, means that the frequency that receives the most votes cast will be considered the advisory vote of our stockholders.
What if I return a proxy card, or otherwise vote, but do not make specific choices?
If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted as the Board recommends, as set forth in the table above. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways on or before the close of voting for the Annual Meeting:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent timely proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to Life Time’s Secretary at 2902 Corporate Place, Chanhassen, Minnesota 55317; provided, however, if you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to investorrelations@lifetime.life.
•You may attend and vote at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted, so long as it is provided within the applicable deadline. If your shares are held by your broker, banker or other nominee, you should follow the instructions provided by your broker, bank or other nominee to change your vote or revoke your proxy.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.
Who is paying for this proxy solicitation?
The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.
How can I access the list of stockholders entitled to vote at the Annual Meeting?
A complete list of stockholders of record on the Record Date will be available by request to investorrelations@lifetime.life for examination at our corporate offices by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting. To access the list during the Annual Meeting, please follow instructions you receive via email.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
When are stockholder proposals for inclusion in our Proxy Statement for next year’s annual meeting due?
Stockholders wishing to present proposals for inclusion in our proxy statement for the 2023 annual meeting of stockholders (the “2023 Annual Meeting”) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our principal executive offices no later than November 30, 2022. Proposals should be sent to Life Time’s Secretary at 2902 Corporate Place, Chanhassen, Minnesota 55317.

When are other proposals and stockholder nominations for the 2023 Annual Meeting due?
With respect to proposals and nominations not to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act, the Amended and Restated Bylaws of Life Time Group Holdings, Inc. (our “Bylaws”) provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at an annual meeting of stockholders must notify our Secretary by a written notice, which notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting of stockholders.
Stockholders wishing to present nominations for director or proposals for consideration at the 2023 Annual Meeting under these provisions of our Bylaws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than January 10, 2023 and not later than February 9, 2023 in order to be considered. In the event that the 2023 Annual Meeting is to be held on a date that is not within 30 days before or 60 days after the one-year anniversary of the Annual Meeting, then a stockholder’s notice must be received by the Secretary no earlier than 90 days prior to such annual meeting or, if later, no later than the tenth day following the day on which we first make a public announcement of the date of the 2023 Annual Meeting.
Nominations or proposals should be sent in writing to Life Time’s Secretary at 2902 Corporate Place, Chanhassen, Minnesota 55317. A stockholder’s notice to nominate a director or bring any other business before the Annual Meeting or the 2023 Annual Meeting must set forth certain information, which is specified in our Bylaws.
If you have any questions or need assistance in voting your shares, please write to Life Time’s Investor Relations at investorrelations@lifetime.life.
PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors is presently divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successor is duly elected and qualified. Class I directors, with a term expiring at the Annual Meeting, consist of Bahram Akradi, David Landau, Alejandro Santo Domingo and Andres Small; Class II directors, with a term expiring at the 2023 Annual Meeting, consist of Joel Alsfine, Jonathan Coslet, J. Kristofer Galashan and Stuart Lasher; and Class III directors, with a term expiring at the 2024 annual meeting of stockholders, consist of Jimena Almendares, John Danhakl and Paul Hackwell.
The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board has approved, the nomination of our Class I directors, Messrs. Akradi, Landau, Santo Domingo and Small, for re-election for three-year terms expiring at the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of these nominees is currently a director of the Company.
Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Nominating and Corporate Governance Committee and approved by the Board of Directors. We have no reason to believe that any nominee named will be unable to serve if elected.

Nominees for Director and Continuing Directors
The names and ages of the nominees and continuing directors, their length of service with the Company and their Board committee memberships are set forth in the table below.

Name	Age	Director Since	Current Term Expires	Independent	AC	CC	NCG
Nominees
Bahram Akradi*	60	1992	Class I 2022 Annual Meeting	No	—	M	C
David Landau	56	2015	Class I 2022 Annual Meeting	No	—	M	—
Alejandro Santo Domingo	45	2019	Class I 2022 Annual Meeting	Yes	—	—	—
Andres Small	41	2020	Class I 2022 Annual Meeting	Yes	C	—	—
Continuing Directors
Joel Alsfine	52	2019	Class II 2023 Annual Meeting	Yes	M, F	—	—
Jonathan Coslet	57	2015	Class II 2023 Annual Meeting	Yes	—	M	M
J. Kristofer Galashan	44	2015	Class II 2023 Annual Meeting	Yes	—	—	M
Stuart Lasher	62	2015	Class II 2023 Annual Meeting	No	M, F	M	—
Jimena Almendares	41	2021	Class III 2024 Annual Meeting	Yes	—	—	—
John Danhakl	66	2015	Class III 2024 Annual Meeting	Yes	—	C	M
Paul Hackwell	42	2015	Class III 2024 Annual Meeting	Yes	—	—	M
______________
* Chairman of the Board
   F: Financial Expert        M: Member       C: Committee Chair
   AC: Audit Committee       CC:  Compensation Committee      NCG: Nominating and Corporate Governance Committee

A brief biography of each nominee is set forth below, which includes information, as of the Record Date, regarding specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee and the Board of Directors to believe that the director should serve on the Board of Directors:
Nominees for Terms Expiring in 2025 (Class I Directors)

BAHRAM AKRADI Age: 60 Chairman of the Board Director since: 1992 Committees: •Compensation •Nominating and Corporate Governance (Chair)	Background
•Founded the Company in 1992 and has been a director since inception.
•Chief Executive Officer and Chairman of the Company since May 1996.
•Over 30 years of experience in healthy way of life initiatives.
•Co-Founder and Executive Vice President at U.S. Swim & Fitness Corporation from 1984 to 1989.
•Founder of the Health and Fitness Industry Leadership Council.
Qualifications Mr. Akradi was selected by the Board for his perspective and the experience he brings as Founder and Chief Executive Officer of the Company.
Other Public Company Board Memberships (Current and Past Five Years) •Northern Oil & Gas, Inc. (NYSE: NOG) (2017 to present)

DAVID LANDAU Age: 56 Director since: 2015 Committees: •Compensation	Background
•Managing Partner and Co-Founder of LNK Partners, a private equity firm focused on building consumer and retail businesses, which he co-founded in 2005.
Qualifications Mr. Landau was selected by the Board for his extensive investment, finance and board of director experience.

ALEJANDRO SANTO DOMINGO Age: 45 Independent Director Director since: 2019	Background
•Senior Managing Director at Quadrant Capital Advisors, Inc., an investment advisory firm, since 2005.
•Chair of the Wildlife Conservation Society and Fundación Santo Domingo, and a member of the boards of the Metropolitan Museum of Art, Mount Sinai Health System, Channel Thirteen/WENT (PBS), DKMS, Fundación Pies Descalzos and Caracol Televisión S.A.

Qualifications Mr. Santo Domingo was selected by the Board for his significant investment experience across a variety of industries and in private and public debt and equity securities.
Other Public Company Board Memberships (Current and Past Five Years)
•Anheuser-Busch Inbev (NYSE: BUD) (2016 to present)
•JDE Peet’s N.V. (OTCMKTS: JDEPF) (2013 to present)
•Advanced Merger Partners, Inc. (NYSE: AMPI) (2021 to present)
•ContourGlobal plc (LON: GLO) (2017 to present)

ANDRES SMALL Age: 41 Independent Director Director since: 2020 Committees: •Audit (Chair)	Background
•Senior Investment Leader at Partners Group (USA) Inc., a global private markets firm, where he has worked since 2014.
•Vice President, Advisor to the Chairman at MacAndrews & Forbes, from 2013 to 2014.
•Various positions including Vice President at CVC International from 2005 to 2011.
•Analyst at JPMorgan Chase from 2002 to 2005.
Qualifications Mr. Small was selected by the Board for his extensive professional experience, management and business advisory positions.

Class II Directors (Terms Expiring in 2023)

JOEL ALSFINE Age: 52 Independent Director Director since: 2019 Committees: •Audit (Financial Expert)	Background
•Senior Advisor at MSD Capital, L.P., an investment firm, since December 2020.
•Partner of MSD Capital, L.P. from 2014 to December 2020.
•Held various roles at MSD Capital from 2002 to 2014 before becoming a Partner, focusing on investing in public equity securities and becoming the portfolio manager of a large, concentrated public equity portfolio.

•Previously worked at TG Capital Corp., a single-family investment office investing across all asset classes, McKinsey & Co. and accounting firm Fisher Hoffman Stride.
Qualifications
Mr. Alsfine was selected by the Board for his extensive capital markets, investment, financial and risk management experience from his executive and consulting roles, as well as his experience serving as a director of various public and private companies and as an analyst focusing on public company equity.

Other Public Company Board Memberships (Current and Past Five Years)
•Party City Holdco Inc. (NYSE: PRTY) (2020 to present)
•Asbury Automotive Group Inc. (NYSE: ABG) (2014 to present)
•CC Neuberger Principal Holdings II (NYSE: PRPB) (2020 to present)

JONATHAN COSLET Age: 57 Independent Director Director since: 2015 Committees: •Compensation •Nominating and Corporate Governance	Background •Vice Chairman of TPG Global, LLC, a global alternative asset firm and an affiliate of the Company, which he joined at its inception in 1993.
•Chief Investment Officer of TPG from 2008 to 2020.
•Associate at Donaldson, Lufkin & Jenrette from 1991 to 1993.
•Financial Analyst at Drexel Burnham Lambert from 1987 to 1989.
Qualifications
Mr. Coslet was selected by the Board for his more than 25 years of experience in advising and growing companies, his extensive management and board of director experience and his financial background.

Other Public Company Board Memberships (Current and Past Five Years)
•TPG, Inc. (NASDAQ: TPG) (2021 to present)
•Cushman & Wakefield plc (NYSE: CWK) (2018 to present)
•IQVIA Holdings Inc. (NYSE: IQV) (2003 to 2020)

J. KRISTOFER GALASHAN Age: 44 Independent Director Director since: 2015 Committees: •Nominating and Corporate Governance	Background
•Partner at Leonard Green and Partners, L.P., a private equity investment firm and an affiliate of the Company, which he joined in 2002.
•Previously worked in the Investment Banking Division of Credit Suisse First Boston (formerly Donaldson, Lufkin & Jenrette) in its Los Angeles office.
Qualifications Mr. Galashan was selected by the Board for his extensive experience investing in and supporting high-growth, market-leading companies.
Other Public Company Board Memberships (Current and Past Five Years)
•The Container Store (NYSE: TCS) (2007 to present)
•USHG Acquisition Corp. (NYSE: HUGS) (2021 to present)
•Mister Car Wash, Inc. (NYSE: MCW) (2014 to present)
•BJ’s Wholesale Club (NYSE: BJ) (2011 to 2019)

STUART LASHER Age: 62 Director since: 2015 Committees: •Audit (Financial Expert) •Compensation	Background
•Founder, Chairman and Chief Executive Officer of Quantum Capital Partners, a private investment firm, since 1998.
•Chairman and Chief Executive Officer of Lifestyle Family Fitness, a fitness chain with 55 locations, from 2010 to 2012.
•Chief Executive Officer of the PEO division of Paychex, Inc. from 1996 to 1997.
•Chairman and Chief Executive Officer at National Business Solutions, Inc. (NBS), a professional employer organization, which he co-founded in 1990 and was acquired by Paychex, Inc. in 1996.
•Chief Financial Officer at Silk Greenhouse, Inc. from 1986 to 1989.
•Certified Public Accountant at KPMG Peat Marwick from 1981 to 1986.
Qualifications Mr. Lasher was selected by the Board for his extensive experience in accounting and finance and his service as a director of various public and private companies.
Other Public Company Board Memberships (Current and Past Five Years) •Northern Oil & Gas, Inc. (NYSE: NOG) (2020 to present)

Class III Directors (Terms Expiring in 2024)

JIMENA ALMENDARES Age: 41 Independent Director Director since: 2021	Background
•Product Executive at Facebook, now known as Meta Platforms, Inc., a company that builds technology that helps people connect, find communities, and grow businesses, since 2020.
•Vice President of Global Expansion at Intuit, Inc., a company that delivers financial management and compliance products and services, from 2018 to 2020.
•Chief Executive Officer of Intuit Payments, Inc. from 2017 to 2019.
•Vice President of Payments Segment Leader at Intuit Payments, Inc. from 2017 to 2018.
•Chief Product Officer of OKCupid, an online dating app, leading the company through its initial public offering as part of the Match Group, from 2014 to 2016.
Qualifications
Ms. Almendares was selected by the Board for her nearly two decades of experience leading cross-functional teams at public companies and growth start-ups and her significant experience with emerging and digital technologies.

JOHN DANHAKL Age: 66 Independent Director Director since: 2015 Committees: •Compensation (Chair) •Nominating and Corporate Governance	Background
•Managing Partner at Leonard Green and Partners, L.P., a private equity investment firm and an affiliate of the Company, which he joined in 1995.
•Managing Director at Donaldson, Lufkin & Jenrette from 1990 to 1995.
•Vice President in corporate finance at Drexel Burnham Lambert, Inc. from 1985 to 1990.
Qualifications
Mr. Danhakl was selected by the Board for his extensive experience serving on the board of directors of public companies and his extensive experience as a board member, investor and financial analyst.

Other Public Company Board Memberships (Current and Past Five Years) •IQVIA Holdings Inc. (NYSE: IQV) (2016 to present) •Mister Car Wash, Inc. (NYSE: MCW) (2014 to present)

PAUL HACKWELL Age: 42 Independent Director Director since: 2015 Committees: •Nominating and Corporate Governance	Background
•Partner at TPG Global, LLC, a global alternative asset firm and an affiliate of the Company, which he joined in 2006 and where he leads their consumer group.
•Involved in TPG’s investments in Adare Pharmaceuticals, Anastasia Beverly Hills, Aptalis Pharma, Arden Group (Gelson’s), AV Homes, Norwegian Cruise Line, Playa Hotels & Resorts, Rodan + Fields, Taylor Morrison, Troon Golf and Viking Cruises.

Qualifications Mr. Hackwell was selected by the Board for his extensive board of director and finance experience.
Other Public Company Board Memberships (Current and Past Five Years) •Playa Hotels & Resorts (NASDAQ: PLYA) (2017) •AV Homes, Inc. (NASDAQ: AVHI) (2013 to 2018)
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH OF THE FOUR CLASS I DIRECTOR NOMINEES.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE, as applicable, that serve as a flexible framework within which the Board of Directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, Board leadership, executive sessions, standing Board committees, communications with the Board, succession planning and risk management.
Board Composition
Our business and affairs are managed by the Board of Directors, which currently has 11 members. In accordance with the Amended and Restated Certificate of Incorporation of Life Time Group Holdings, Inc., effective as of October 12, 2021 (the “Certificate of Incorporation”), and the Stockholders Agreement (as defined below), our directors are divided into three classes serving staggered three-year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among three classes as follows:
•the Class I directors are Bahram Akradi, David Landau, Alejandro Santo Domingo and Andres Small, whose terms expire at the Annual Meeting;
•the Class II directors are Joel Alsfine, Jonathan Coslet, J. Kristofer Galashan and Stuart Lasher, whose terms expire at the 2023 Annual Meeting; and
•the Class III directors are Jimena Almendares, John Danhakl and Paul Hackwell, whose terms expire at the 2024 annual meeting of stockholders.
Director Nomination Process
Director Qualification Standards and Criteria
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying individuals qualified to become members of the Board of Directors consistent with the criteria approved by the Board and ensuring that the Board has the requisite expertise and its members have sufficiently diverse and independent backgrounds. The Nominating and Corporate Governance Committee may solicit recommendations for nominees from other members of the Board of Directors and management. Our Nominating and Corporate Governance Committee may also retain professional search firms to identify candidates. While the Nominating and Corporate Governance Committee does not maintain a formal policy for considering nominees, it does take into account the many factors for director qualifications set forth in our corporate governance guidelines as it seeks to identify candidates for director, including persons with a reputation for and record of personal and professional integrity, ethics and values; experience in corporate management or as a board member of other publicly held companies; professional and academic experience relevant to our industry; strength of leadership, advisory skills and business judgment; experience in capital markets and growing businesses; time to devote to Board service; diversity of background and perspective; and relevant social policy concerns. The Board also monitors the mix of specific experience, diversity, qualifications and skills of its directors in order that the Board, as a whole, has the necessary tools to perform its oversight function effectively.
Nomination Rights under the Stockholders Agreement
As of October 6, 2021, the Company entered into the Third Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) with, among others, certain affiliates of Leonard Green & Partners, L.P. and its affiliates (“LGP”), TPG Global, LLC and its affiliates (“TPG”), LNK Partners and its affiliates (“LNK”), MSD Capital, L.P. and its affiliates (“MSD Capital”), MSD Partners, L.P. and its affiliates (“MSD Partners”), LifeCo LLC and its affiliates (“LifeCo”), Partners Group (USA) Inc. and its affiliates (“PG”), Teacher Retirement System of Texas and its affiliates, JSS LTF Holdings Limited together with any transferee controlled directly or indirectly by Mr. Joseph Yacoub Safra’s family or the J. Safra Group (“J. Safra”), SLT Investors, LLC and its affiliates and Mr. Akradi (collectively, the “Principal Stockholders”).

The Stockholders Agreement provides rights for certain of the Principal Stockholders to nominate directors to the Board of Directors or to designate an individual with board observer rights, subject to certain stock ownership thresholds set forth below. The Stockholders Agreement also provides that directors nominated by the Principal Stockholders may only be removed at the request of the applicable Principal Stockholder that nominated such director in accordance with our Bylaws. In all other cases and at any other time, directors may only be removed for cause by the affirmative vote of the holders of at least a majority of our common stock. Pursuant to the Stockholders Agreement, we are required to appoint to the Board of Directors individuals designated by, and voted for, the Principal Stockholders, which currently include:
•Mr. Akradi, our Founder, Chairman and Chief Executive Officer;
•three individuals nominated by TPG – currently Jonathan Coslet, Paul Hackwell and one vacancy;
•three individuals nominated by LGP – currently John Danhakl, J. Kristofer Galashan and one vacancy;
•one individual nominated by LNK – currently David Landau;
•one individual nominated by MSD – currently Joel Alsfine;
•one individual nominated by LifeCo – currently Alejandro Santo Domingo;
•one individual nominated by PG – currently Andres Small; and
•one individual nominated by Mr. Akradi – currently Stuart Lasher.
Additionally, J. Safra currently has the right to designate one Board observer at all meetings of the Board who also has the right to receive (at the same time as the directors of the Board) all materials sent to the directors on the Board, subject to applicable law and any attorney-client privilege.
The nomination rights described above are subject to the following thresholds:
•so long as TPG (i) has not sold shares of our common stock, through one or more transactions, resulting in TPG receiving aggregate gross proceeds in an amount equal to at least its initial investment in the Company (the “TPG Initial Investment Sell-Down”), then TPG will be entitled to nominate three directors; (ii) has effected the TPG Initial Investment Sell-Down, and owns shares of our common stock greater than or equal to 15% of the then outstanding shares of our common stock, then TPG will be entitled to nominate two directors; (iii) owns less than 15%, but greater than or equal to 10% of the then outstanding shares of our common stock, then TPG will be entitled to nominate one director; and (iv) owns less than 10% of the then outstanding shares of our common stock, then TPG will not be entitled to nominate a director;
•so long as LGP (i) has not sold shares of our common stock, through one or more transactions, resulting in LGP receiving aggregate gross proceeds in an amount equal to at least its initial investment in the Company (the “LGP Initial Investment Sell-Down”), then LGP will be entitled to nominate three directors; (ii) has effected the LGP Initial Investment Sell-Down, and owns shares of our common stock greater than or equal to 15% of the then outstanding shares of our common stock, then LGP will be entitled to nominate two directors; (iii) owns less than 15%, but greater than or equal to 10% of the then outstanding shares of our common stock, then LGP will be entitled to nominate one director; and (iv) owns less than 10% of the then outstanding shares of our common stock, then LGP will not be entitled to nominate a director;
•so long as LNK, MSD, LifeCo or PG, as applicable, (i) has not sold shares of our common stock, through one or more transactions, resulting in LNK, MSD, LifeCo or PG, as applicable, receiving aggregate gross proceeds in an amount equal to at least its initial investment in the Company (the “Other Stockholder Initial Investment Sell-Down”), then LNK, MSD, LifeCo and PG, as applicable, will each be entitled to nominate one director; and (ii) has effected the Other Stockholder Initial Investment Sell-Down, then LNK, MSD, LifeCo and PG, as applicable, will not be entitled to nominate a director;
•so long as Mr. Akradi serves as Chief Executive Officer of the Company, then Mr. Akradi will be entitled to nominate himself and one additional director; and if he ceases to serve as Chief Executive Officer, then Mr. Akradi will not be entitled to nominate any director (including himself); and

•so long as J. Safra (i) has not sold shares of our common stock, through one or more transactions, resulting in J. Safra receiving aggregate gross proceeds in an amount equal to at least its initial investment in the Company (the “J. Safra Initial Investment Sell-Down”), then J. Safra shall be entitled to designate one observer at meetings of the Board and to receive (at the same time as the directors of the Company) all materials sent to the directors on the Board of Directors; and (ii) has effected the J. Safra Initial Investment Sell-Down, then J. Safra shall not be entitled to designate any observer to any meetings of the Board, nor shall it have the right to receive any materials sent to the directors on the Board.
Each of the Principal Stockholders has agreed to vote the common stock owned by it in favor of each of the Principal Stockholders’ nominees to the Board of Directors.
Director Independence and Controlled Company Exception
Director Independence
Pursuant to the corporate governance listing standards of the NYSE, a director employed by the Company cannot be deemed to be an “independent director.” Each other director will qualify as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our common stock, by itself, does not constitute a material relationship.
The Board of Directors affirmatively determined that each of our directors other than Mr. Akradi, Mr. Landau and Mr. Lasher qualifies as “independent” in accordance with the NYSE rules. In making its independence determinations, the Board of Directors considered and reviewed all information known to it (including information identified through directors’ questionnaires) including the following relationships that the Board of Directors concluded did not impact the applicable director’s independence:
•In June 2020, Life Time borrowed $101.5 million from an investor group that was comprised solely of certain of the Principal Stockholders or their affiliates. For each of Messrs. Alsfine, Coslet, Danhakl, Galashan, Hackwell and Small, the amount loaned by their respective employers (or affiliates of their employers) was less than 2% of each such entity’s consolidated gross revenues. Mr. Santo Domingo was not an employee of any LifeCo entity (or its affiliate) that made a portion of the loan. For more information on this related party secured loan, see “Certain Relationships and Related Person Transactions—Related Party Secured Loan.”
•Life Time purchases products or services from certain portfolio companies of LGP and TPG in the ordinary course of business. In each case these purchases were less than 2% of each of such entity’s consolidated gross revenues and none of Messrs. Coslet, Danhakl, Galashan or Hackwell owns 10% or more of their employer or any of their portfolio companies. For more information on these purchases, see “Certain Relationships and Related Person Transactions—Other.”
•Ms. Almendares is an executive at Facebook, now known as Meta Platforms, Inc. In the ordinary course of our business, Life Time has purchased products or services from Facebook, ranging from $2.3 million to $6.3 million over the last three years, which was less than 2% of Facebook’s consolidated gross revenues. Ms. Almendares has no personal involvement in these transactions, her compensation is not impacted by these transactions given the relative size of this relationship and Life Time’s business with Facebook pre-dated her joining the Board.
Controlled Company Exception
The Principal Stockholders collectively continue to beneficially own more than 50% of our common stock and voting power. As a result, the Company is a “controlled company” within the meaning of the NYSE corporate governance standards. As a “controlled company” we may elect not to comply with certain NYSE corporate governance requirements, including:
•that a majority of the Board of Directors consist of independent directors;
•that the Board of Directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•that the Board of Directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•for an annual performance evaluation of the nominating and corporate governance committee and compensation committee.
We currently utilize certain of these exemptions. As a result, we do not have a nominating and corporate governance committee or compensation committee that consists entirely of independent directors and such committees may not be subject to annual performance evaluations. We may also elect to utilize additional exemptions for so long as we remain a “controlled company.” Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.
In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after specified transition periods, including having at least a majority of independent members on each committee within 90 days of the date of our status change and fully independent committees within one year of the date of our status change.
Committees of the Board of Directors
Our Board of Directors has assigned certain of its responsibilities to permanent committees consisting of directors appointed by it. The Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board has adopted a written charter for each of these committees under which they operate. Our current Board committee structure was formalized in connection with our IPO in October 2021. Accordingly, the newly formed Nominating and Corporate Governance Committee did not meet in 2021.

AUDIT COMMITTEE
Functions	Members
•appoints, compensates, retains and oversees the work of the Company’s independent auditor
•reviews and discusses the Company’s quarterly and annual financial statements and management’s discussion and analysis of financial condition and results of operations
•prepares audit committee reports to be included in proxy statements filed under SEC rules
•discusses the Company’s earnings releases and guidance
•oversees related person transactions, the Company’s code of business conduct and ethics and complaint procedures
•oversees the risk areas set forth in the table below under “—Role of the Board in Risk Oversight”
Andres Small, Chair Joel Alsfine * Stuart Lasher * * Audit Committee Financial Expert Each member is financially literate Number of Meetings in 2021: 4

COMPENSATION COMMITTEE
Functions	Members
•reviews and approves matters involving executive and director compensation
•authorizes equity and other incentive arrangements and administers the Company’s equity-based plans
•reviews and discusses the Company’s compensation discussion and analysis to be included in the Company’s proxy statement
•oversees the evaluation of management and succession planning
•prepares compensation committee reports to be included in proxy statements filed under SEC rules
•authorizes the Company to enter into employment and other employee-related agreements
•recommends changes in employee benefit programs
•will review and discuss the results of our Say-on-Pay vote results
John Danhakl, Chair Bahram Akradi Jonathan Coslet David Landau Stuart Lasher Number of Meetings in 2021: 3

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Functions	Members
•identifies individuals qualified to become Board members, consistent with criteria approved by the Board of Directors and in accordance with the terms of the NYSE, subject to the Stockholders Agreement
•makes recommendations for Board leadership and committee structures and nominees for committees
•oversees the evaluation of the Board of Directors and its committees
•develops and recommends to the Board of Directors and reviews our corporate governance principles
•oversees our environmental, social and corporate governance initiatives
Bahram Akradi, Chair Jonathan Coslet John Danhakl J. Kristofer Galashan Paul Hackwell
Board Committee Independence as a Controlled Company
As a “controlled company” within the meaning of the NYSE corporate governance standards, (i) we are not required to have independent directors serve on our Compensation Committee or Nominating and Corporate Governance Committee and (ii) Rule 10A-3 of the Exchange Act requires us to have had one independent Audit Committee member upon the listing of our common stock and a majority of independent directors on our Audit Committee by January 4, 2022, and to have an Audit Committee composed entirely of independent directors by October 6, 2022. Our Board of Directors has determined that a majority of the members of our Audit Committee is independent under the Exchange Act and pursuant to the rules of the NYSE. If Mr. Lasher is not determined to be independent by October 6, 2022, we intend to replace him on the Audit Committee by such date.
Non-Employee Directors
Under Rule 16b-3 of the Exchange Act, transactions between the Company and its officers and directors are exempt from the “short-swing profit” rules of Section 16(b) of the Exchange Act if the transaction is approved by either (i) the full Board of Directors or (ii) a committee that is composed solely of two or more “non-employee directors” as defined under such rule. Because our Compensation Committee is not composed entirely of “non-employee directors,” we have established a sub-committee of our Compensation Committee comprised entirely of non-employee directors.
Audit Committee Memberships
In addition to our Audit Committee, Mr. Alsfine currently serves on the audit committees of each of Party City Holdco Inc., Asbury Automotive Group Inc. and CC Neuberger Principal Holdings II. The Board of Directors, after due consideration of Mr. Alsfine’s role and responsibilities on our Audit Committee and Mr. Alsfine’s existing responsibilities and commitments, including his service on the other audit committees and the time commitment attendant to such committee membership, determined that Mr. Alsfine’s simultaneous service on the audit committees will not impair Mr. Alsfine’s ability to effectively serve on our Audit Committee.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serve, or in the past year have served, as a member of the Board of Directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on the Board of Directors or compensation committee. No interlocking relationship exists between any member of our Compensation Committee (or other committee performing equivalent functions) and any executive, member of the board of directors or member of the compensation committee (or other committee performing equivalent functions) of any other company. We are party to certain transactions with certain of the Principal Stockholders and affiliates thereof as described in “Certain Relationships and Related Person Transactions.”
Leadership Structure of the Board of Directors
The Board of Directors has combined the roles of Chairman of the Board and Chief Executive Officer, which are held by Bahram Akradi, as our Founder, Chairman and Chief Executive Officer. The Board of Directors has determined that combining these positions will serve the best interests of the Company and its stockholders. The Board of Directors believes that the Company’s Founder and Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the consideration and execution of strategy. The Board of Directors believes that the combined position of Chairman and Chief

Executive Officer promotes the development of policy and plans, and facilitates information flow between management and the Board of Directors, which is essential to effective governance.
Role of the Board in Risk Oversight
The Board of Directors oversees risk management of our business and accomplishes this oversight primarily through the Audit Committee and the allocation of particular areas of risk oversight to other committees, as described below.

BOARD OF DIRECTORS
•Overall oversight of the risk management process
•Development of business strategy and major resource allocation
•Leadership of management succession planning
•Business conduct and compliance oversight
•Receipt of regular reports from Board committees on specific risk oversight responsibilities

BOARD COMMITTEES
Audit	Compensation	Nominating and Corporate Governance
•Oversight of the integrity of the Company’s financial statements and financial reporting process
•Oversight of the Company’s accounting principles, accounting policies and financial and accounting practices
•Oversight of the Company’s compliance with legal and regulatory requirements
•Oversight of the effectiveness of internal controls
•Oversight of the Company’s risk management program
•Oversight of the qualifications, independence and performance of the Company’s independent auditor
•Oversight of the performance of the Company’s internal audit function
•Oversight of compensation related risks and overall philosophy •Oversight of regulatory compliance with respect to compensation matters •Oversight of management succession planning
•Overall corporate governance leadership
•Provides recommendations regarding Board and committee structure and composition
•Board succession planning
•Oversight of environmental, social and corporate governance initiatives
•Oversight of the evaluation of the Board and its committees

MANAGEMENT
•Identify material and credible risks and emerging risks
•Identify and assess key risk drivers
•Implement appropriate risk management strategies
•Integrate risk management into our decision-making process
•Ensure that information with respect to material and credible risks is transmitted to senior executives and the Board

RISK AREAS
Business Operations	Growth of Business	Capital Structure	Legal and Regulatory Compliance
Brand	Technological Operations	Human Capital	Financial Performance

Meetings of the Board of Directors
During fiscal 2021, our Board of Directors met eight times. Each Board member attended 75% or more of the aggregate meetings of the Board of Directors and of the committees on which they served held during the period for which they were a director or committee member. In addition, our independent directors regularly meet in executive session. There is no specified chair of such executive sessions, but executive sessions of our independent directors are typically led by Mr. Danhakl.
Stockholder Communications with the Board of Directors
Stockholders may initiate in writing any communication with the Board of Directors or any individual director by sending the correspondence to Life Time Group Holdings, Inc., Attn: General Counsel, 2902 Corporate Place, Chanhassen, Minnesota 55317. This centralized process assists the Board of Directors in reviewing and responding to stockholder communications in an appropriate manner. The General Counsel will initially review and compile all such communications and may summarize such communications prior to forwarding to the appropriate party.
The General Counsel will not forward communications that are not relevant to the duties and responsibilities of the Board of Directors, including spam, junk mail and mass mailings, product or service inquiries, new product or service suggestions, resumes or other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements or other frivolous communications.
Governance Documents on our Website
We maintain a governance section on our Life Time investor relations website that includes key information about our governance initiatives and our code of business conduct and ethics. The governance information can be found at www.ir.lifetime.life, by clicking on “Governance” at the top of our website. Copies of our corporate governance guidelines, our code of business conduct and ethics and the charters for each of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee can be found on this website under “Governance Documents.”
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the code of business conduct and ethics. If we ever were to amend or waive any provision of our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our internet website set forth above rather than by filing a Form 8-K.
Anti-Hedging and Anti-Pledging Policy
The Board has approved an Insider Trading Compliance Policy for our officers, directors and employees. Under this policy, all our officers, directors and employees are prohibited from engaging in short-sales, transactions in puts, calls or other derivative securities involving the Company’s equity securities, hedging transactions or other inherently speculative transactions in Life Time stock or pledging Life Time stock in any circumstance, including by purchasing Life Time stock on margin or holding Life Time stock in a margin account.

DIRECTOR COMPENSATION
Our directors play a critical role in guiding our strategic direction and overseeing the management of Life Time. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. However, we have determined that our current directors who have been nominated by the Principal Stockholders, which are currently all of our directors other than Ms. Almendares, will not receive compensation from Life Time for their service on the Board other than complementary membership and services at our athletic centers for certain of these directors. Non-employee directors who have not been nominated by the Principal Stockholders receive a combination of annual cash retainers and annual grants of options or restricted stock units.
Except as described below in the next paragraph, no non-employee directors received any compensation in respect of their service on our Board of Directors in 2021. Our one director who is an executive of the Company was not eligible to receive additional compensation for his service as a director. All compensation paid to Mr. Akradi is reported below under “Summary Compensation Table – Fiscal Years 2021 and 2020.”
We provide Messrs. Coslet and Hackwell with membership to our athletic centers, the value of which in each case does not exceed $10,000. When Ms. Almendares joined the Board in 2021, she received a grant of restricted stock units valued at $200,000, which vest ratably over two years. Beginning with the fourth quarter of 2021, Ms. Almendares became eligible for the annual compensation set forth below pursuant to our non-employee director compensation policy (the “Director Compensation Program”) that we adopted in connection with the IPO. Ms. Almendares received $18,750 in 2021 pursuant to the Director Compensation Program.
Cash Compensation. The following table is a summary of the annual cash retainers that would be paid to our non-employee directors who are not currently nominated by the Principal Stockholders under the Director Compensation Program, which are paid quarterly in arrears.

POSITION	ANNUAL CASH RETAINER
Board Member	$75,000
Committee Chair
Audit	$30,000
Compensation	$25,000
Nominating and Corporate Governance	$20,000
Committee Member
Audit	$15,000
Compensation	$10,000
Nominating and Corporate Governance	$10,000
Lead Independent Director	$55,000
Equity Compensation. Our non-employee directors who are not currently nominated by the Principal Stockholders are also eligible to receive an annual grant of restricted stock units. Any such non-employee director who is serving on the Board of Directors as of the date of the annual meeting of the Company’s stockholders each calendar year beginning with calendar year 2022 and who will continue to serve as a non-employee director immediately following such annual meeting shall be granted, on such annual meeting date, restricted stock units with a grant date value of approximately $155,000. Additionally, except as otherwise determined by the Board, any such non-employee director who is initially elected or appointed to the Board on any date other than the date of an annual meeting of the Company’s stockholders shall be granted on the date of such initial election or appointment an award of restricted stock units that have an aggregate fair value of $155,000 prorated for the number of days since the last annual meeting of the Company’s stockholders. These awards shall vest in full on the earlier of (i) the day immediately prior to the date of our annual stockholders meeting following the date of grant and (ii) the first anniversary of the grant date, subject to the non-employee director continuing in service through such date. Each such award will accelerate and vest in full upon a change in control of the Company (as defined in our 2021 Incentive Award Plan).

2021 Director Compensation Table
Director Compensation in 2021

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	TOTAL ($)
Jimena Almendares	$18,750	$200,000	$218,750

(1)    Amount reflects the grant date fair value of 10,352 restricted stock units granted on April 28, 2021 computed in accordance with the provisions of FASB ASC Topic 718 (which attributed a value of $19.32 per share). Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2021. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

CORPORATE RESPONSIBILITY
For 30 years, Life Time’s mission has been to help people live healthier, happier lives. We believe that our own health and happiness is strengthened by the health of our planet and the people around us—in our workplaces and communities—and the principles our Company aspires to live by. We have therefore focused our Environmental, Social and Governance (“ESG”) approach on three pillars: Healthy People, Healthy Planet and Healthy Principles.

Healthy People	Healthy Planet	Healthy Principles
(Social)	(Environmental)	(Governance)
Our goal is to make Life Time a place for everyone—where everyone feels welcomed, respected, supported and valued to fully participate in their healthy way of life journey. Our human capital is critical to this mission. We believe we can better deliver a premium member experience reflective of the diversity of our membership base by recognizing, empowering and celebrating the unique talents, backgrounds and perspectives of all team members.

Healthy people depend on a healthy planet, and so our mission as a “Healthy Way of Life” company embraces environmental sustainability. From the design to the operation of our centers, we are focused on energy, water and waste management. These sustainability efforts have reduced our energy and water consumption and improved our waste diversion.

We are committed to strong governance and ethical business practices. Our code of business conduct and ethics defines our values, and our diverse Board of Directors sets high standards for our senior leaders and team members to conduct business with integrity. As the “Healthy Way of Life” company, we believe that doing the right thing serves as a foundation for making a positive impact on the health of our members, team members and communities.

Our ESG initiatives are led by the Company’s senior leadership team, which is supported by a cross-functional ESG committee led by a senior vice president responsible for each of the three pillars.
In 2021, we continued to implement our diversity, equity and inclusion strategy—a Place for Everyone. A key goal of our workforce inclusion strategy is to improve the representation and engagement of diverse team members, including among our senior center and corporate leaders, as well as on our Board of Directors. Our strategy has four objectives:
Support a Culture of Inclusion – Create safe and respectful spaces so everyone is encouraged to participate and where all team members feel valued at work, leading not only to a stronger connection to our corporate mission and purpose, but also to better performance, tenure and health.
Mentor and Coach – Provide Company-wide education learning and development opportunities, thereby further strengthening team member engagement.
Expand the Life Time Community – Build strategic relationships that create impact across social and economic barriers and promote a healthy way of life in our communities.
Close the Gap – Assess and revisit our recruiting and casting practices to develop a workforce that more fully reflects the gender, racial, ethnic and other diversity of the communities we serve.
Additional information about our ESG initiatives is available on our website at www.news.lifetime.life/inclusion, by clicking on “A Place for Everyone” and “Corporate Social Responsibility” at the top of our website, although this information is not incorporated by reference in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 14, 2022 by:
•each person whom we know to own beneficially more than 5% of our common stock;
•each of our directors, nominees and Named Executive Officers individually; and
•all of our directors and executive officers as a group.
Information with respect to beneficial ownership has been furnished to us by each director, executive officer or stockholder listed in the table below, as the case may be. The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after March 14, 2022, including any shares of our common stock subject to an option that has vested or will vest and be exercisable within 60 days after March 14, 2022. More than one person may be deemed to be a beneficial owner of the same securities.
The number of shares and percentages of beneficial ownership prior to this offering set forth below are based on 193,059,950 shares of common stock outstanding as of March 14, 2022.
Unless otherwise indicated below, the address for each person or entity listed below is c/o Life Time Group Holdings, Inc., 2902 Corporate Place, Chanhassen, Minnesota 55317. To our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except as indicated in the footnotes to this table and to the extent authority is shared by spouses under applicable law and except for each of the Principal Stockholders, which may be deemed to share beneficial ownership of the shares of common stock owned by the other Principal Stockholders by virtue of being parties to the Stockholders Agreement.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES BENEFICIALLY OWNED
5% Stockholders
TPG Investors (1)	43,069,730	22.3%
LGP Investors (2)	58,741,700	30.4%
LNK Investors (3)	10,501,477	5.4%
MSD Investors (4)	11,925,107	6.2%
Directors and Named Executive Officers
Bahram Akradi (5)	22,083,763	10.9%
Thomas Bergmann (6)	1,411,071	*
Eric Buss (7)	1,029,643	*
Parham Javaheri (8)	485,143	*
Jeffrey Zwiefel (9)	1,211,071	*
Jimena Almendares (10)	30,176	*
Joel Alsfine	—	*
Jonathan Coslet	—	*
John Danhakl	—	*
J. Kristofer Galashan	—	*
Paul Hackwell	—	*
David Landau	—	*
Stuart Lasher (11)	538,888	*
Alejandro Santo Domingo	—	*
Andres Small	—	*
All executive officers and directors as a group (16 persons)	27,122,255	13.1%

*    Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)    TPG VII Magni SPV, L.P., a Delaware limited partnership, directly holds 37,639,159 shares of our common stock, TPG VII Magni Co-Invest, L.P., a Delaware limited partnership, directly holds 5,169,207 shares of our common stock and TPG Lonestar I, L.P., a Delaware limited partnership (together with TPG VII Magni SPV, L.P. and TPG VII Magni Co-Invest, L.P., the “TPG Funds”), directly holds 261,364 shares of our common stock. The general partner of TPG VII Magni SPV, L.P. is TPG VII Magni GenPar, L.P., a Delaware limited partnership, whose general partner is TPG VII Magni GenPar Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Operating Group III, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, L.P., a Cayman Islands limited partnership, whose general partner is TPG Holdings III-A, Inc., a Cayman Islands exempted company, whose sole shareholder is TPG GPCo, Inc., a Delaware corporation, whose controlling shareholder is TPG Inc., a Delaware corporation, whose shares of Class B common stock (which represent a majority of the combined voting power of the common stock) are held by TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose managing member is TPG GP A, LLC, a Delaware limited liability company, which is owned by entities owned by David Bonderman, James G. Coulter and Jon Winkelried. The general partner of TPG Lonestar I, L.P. is TPG Lonestar GenPar I, L.P., a Delaware limited partnership, whose general partner is TPG Lonestar GenPar I Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Operating Group III, L.P. TPG GPCo, Inc. exercises control over TPG VII Magni Co-Invest, L.P. Because of the relationship of Messrs. Bonderman, Coulter and Winkelried to TPG GP A, LLC, each of Messrs. Bonderman, Coulter and Winkelried may be deemed to beneficially own the securities held by the TPG Funds. Messrs. Bonderman, Coulter and Winkelried disclaim beneficial ownership of the securities held by the TPG Funds except to the extent of their pecuniary interest therein, if any. The address of TPG GP A, LLC and each of Messrs. Bonderman, Coulter and Winkelried is c/o TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(2)    Voting and investment power with respect to the shares of our common stock held by Green LTF Holdings II LP, LGP Associates VI-A, LLC, and LGP Associates VI-B, LLC, or collectively, Green VI, is shared. Messrs. Danhakl and Galashan may also be deemed to share voting and investment power with respect to such shares due to their positions with affiliates of Green VI, and each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Each of the foregoing entities’ and individuals’ address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.
(3)    Includes 6,431,093 shares held of record by LNK Partners III, LP, 3,857,235 shares held of record by LNK Life Time Fund, LP and 213,149 shares held of record by LNK Partners III (Parallel), LP (together, the “LNK Funds”). Each of the LNK Funds is controlled by LNK GenPar III, L.P. and LNK Life Time GenPar, L.P., their respective general partners, and each of those is in turn controlled by LNK MGP III, LLC, of which David Landau, a director of Life Time, is the controlling member. As such, each of the entities named herein and Mr. Landau may be deemed to share beneficial ownership of the securities held of record by the LNK Funds. The business address for each of the foregoing entities and Mr. Landau is c/o LNK Partners, 81 Main Street, White Plains, NY 10601.
(4)    Consists of 11,695,100 shares held by MSD Life Time Investments, LLC, a Delaware limited liability company (“MSD Life Time Investments”) and 230,007 shares held by MSD EIV Private Life Time, LLC, a Delaware limited liability company (“MSD EIV Private Life Time”).
MSD Capital, L.P., a Delaware limited partnership (“MSD Capital”), is the investment manager of MSD Life Time Investments and may be deemed to beneficially own securities owned by MSD Life Time Investments. MSD Capital Management LLC, a Delaware limited liability company (“MSD Capital Management”) is the general partner of MSD Capital and may be deemed to beneficially own securities owned by MSD Capital. Each of John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management and may be deemed to beneficially own securities owned by MSD Capital Management. Michael S. Dell is the controlling member of MSD Capital Management and may be deemed to beneficially own securities owned by MSD Capital Management. Each of Messrs. Dell, Phelan, and Lisker disclaims beneficial ownership of such securities.
MSD Partners, L.P. (“MSD Partners”) is the investment manager of MSD EIV Private Life Time and may be deemed to beneficially own securities owned by MSD EIV Private Life Time. MSD Partners (GP), LLC (“MSD GP”), a Delaware limited liability company, is the general partner of MSD Partners, and may be deemed to beneficially own securities beneficially owned by MSD Partners. Each of John C. Phelan, Marc R. Lisker and Brendan P. Rogers is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD GP.
The address of MSD Life Time Investments and MSD EIV Private Lifetime is One Vanderbilt Avenue, 26th Floor, New York, New York 10017.
(5)    Includes 595,049 shares of restricted stock held of record by Mr. Akradi, 10,619,556 shares held of record by the Bahram Akradi Revocable Trust U/A dated February 7, 2006 and 955,444 shares held of record by the Bahram Akradi 2018 GST Family Trust. Also includes (i) 9,388,000 shares underlying employee stock options held by the Bahram Akradi Revocable Trust U/A dated February 7, 2006 that are vested and exercisable and (ii) 525,714 restricted stock units held by Mr. Akradi that are expected to vest on April 4, 2022.
(6)    Includes (i) 20,000 shares held of record by Mr. Bergmann, (ii) 130,000 shares underlying employee options held by Mr. Bergmann that are vested and exercisable, (iii) 1,200,000 shares underlying employee options held by Mr. Bergmann that are vested and expected to become exercisable on April 4, 2022, (iv) 32,500 shares underlying employee options held by Mr. Bergmann that are expected to vest and become exercisable on May 3, 2022 and (v) 28,571 restricted stock units held by Mr. Bergmann that are expected to vest on April 4, 2022.
(7)    Includes (i) 100,000 shares held of record by Mr. Buss, (ii) 130,000 shares underlying employee options held by Mr. Buss that are vested and exercisable, (iii) 750,000 shares underlying employee options held by Mr. Buss that are vested and expected to become exercisable on April 4, 2022, (iv) 32,500 shares underlying employee options held by Mr. Buss that are expected to vest and become exercisable on May 3, 2022 and (v) 17,143 restricted stock units held by Mr. Buss that are expected to vest on April 4, 2022.
(8)    Includes (i) 88,000 shares underlying employee options held by Mr. Javaheri that are vested and exercisable, (ii) 358,000 shares underlying employee options held by Mr. Javaheri that are vested and expected to become exercisable on April 4, 2022, (iii) 22,000 shares underlying employee options held by Mr. Javaheri that are expected to vest and become exercisable on May 3, 2022 and (iv) 17,143 restricted stock units held by Mr. Javaheri that are expected to vest on April 4, 2022.
(9)    Includes (i) 20,000 shares held of record by Mr. Zwiefel, (ii) 130,000 shares underlying employee options held by Mr. Zwiefel that are vested and exercisable, (iii) 1,000,000 shares underlying employee options held by Mr. Zwiefel that are vested and expected to become exercisable on April 4, 2022, (iv) 32,500 shares underlying employee options held by Mr. Zwiefel that are expected to vest and become exercisable on May 3, 2022 and (v) 28,571 restricted stock units held by Mr. Zwiefel that are expected to vest on April 4, 2022.
(10)    Includes (i) 25,000 shares held by Ms. Almendares and (ii) 5,176 restricted stock units held by Ms. Almendares that are expected to vest on April 28, 2022.
(11)    Includes (i) 250,000 shares held of record by SG1 Investment Limited Partnership, which is indirectly controlled by Mr. Lasher, (ii) 138,888 shares held by QCP Stock Holdings Limited Partnership, which is indirectly controlled by Mr. Lasher and (iii) 150,000 stock options held of record by Mr. Lasher that are vested and expected to become exercisable on April 4, 2022.

EXECUTIVE OFFICERS
The following table sets forth certain information concerning our executive officers as of the date of this Proxy Statement:

NAME	AGE	POSITION
Bahram Akradi	60	Founder, Chairman & Chief Executive Officer
Thomas Bergmann	55	President & Chief Financial Officer
Jeffrey Zwiefel	59	President & Chief Operating Officer
Eric Buss	55	Executive Vice President & Chief Administrative Officer
Parham Javaheri	45	Executive Vice President & Chief Property Development Officer
RJ Singh	50	Executive Vice President & Chief Digital Officer
Bahram Akradi founded the Company in 1992 and has been a director since our inception. Mr. Akradi was elected Chief Executive Officer and Chairman of the Board of Directors in May 1996. Mr. Akradi has over 30 years of experience in healthy way of life initiatives. From 1984 to 1989, he led U.S. Swim & Fitness Corporation as its Co-Founder and Executive Vice President. Mr. Akradi was a founder of the Health and Fitness Industry Leadership Council. Mr. Akradi serves as Chairman of the board of directors of Northern Oil & Gas Inc. (NYSE: NOG).
Thomas Bergmann joined the Company in February 2016 and serves as President and Chief Financial Officer. Prior to that, he served as Chief Financial Officer at Amsted Industries, Inc. from 2009 to February 2016. Mr. Bergmann was previously employed as Chief Financial Officer for Harley-Davidson, Inc. from 2006 to 2009 and also served as Interim President for Harley-Davidson Financial Services from 2008 to 2009. Prior to 2006, Mr. Bergmann was Senior Vice President and Chief Financial Officer, and Executive Vice President and Interim Chief Executive Officer for USF Corporation from 2004 to 2005; Vice President and Controller and Vice President, Finance and Services by Sears, Roebuck & Co. from 2002 to 2003; and Vice President and Treasurer for The St. Paul Companies, Inc. from 1999 to 2002. Mr. Bergmann also held senior global finance roles at Johnson & Johnson from 1995 to 1999 and at Honeywell, Inc. from 1988 to 1995.
Jeffrey Zwiefel joined the Company in December 1998 as Vice President, Health Enhancement Division and became Vice President of Fitness, Training and New Program Development in January 2004. Mr. Zwiefel was named Senior Vice President, Life Time University in March 2005. Mr. Zwiefel was named Executive Vice President of Operations in 2008, and Executive Vice President and Chief of Operations in October 2011. In October 2013, Mr. Zwiefel was named Executive Vice President and Chief Operating Officer. In April 2021, Mr. Zwiefel was named President and Chief Operating Officer. Mr. Zwiefel has over 35 years of comprehensive and diverse experience in the health, fitness and wellness industry. Prior to joining the Company in 1999, Mr. Zwiefel worked for over nine years with NordicTrack, Inc. where he served most recently as Vice President, Product Development.
Eric Buss joined the Company in September 1999 as Vice President of Finance and General Counsel. Mr. Buss was elected Secretary in September 2001 and was named Senior Vice President of Corporate Development in December 2001 and Executive Vice President in August 2005. In December 2010, Mr. Buss transitioned from General Counsel and Secretary to become responsible for the Company’s media division in addition to Executive Vice President. In August 2013, Mr. Buss transitioned to support the finance function. Mr. Buss was appointed Executive Vice President and Chief Financial Officer in July 2014. In March 2016, Mr. Buss transitioned to his current role of Executive Vice President and Chief Administrative Officer where he oversees the Company’s legal, risk, human resources, corporate development and communications groups. Prior to joining the Company, Mr. Buss was an associate with the law firm of Faegre & Benson LLP (now Faegre Drinker Biddle & Reath LLP) from 1996 to August 1999.
Parham Javaheri joined the Company in December 2004 as Development Manager and serves as the Executive Vice President and Chief Property Development Officer. Mr. Javaheri has led the Company’s real estate and development division since 2014. In 2015, he was named Vice President of Real Estate and Development and in March 2017, he was named Senior Vice President of Real Estate and Development. Mr. Javaheri has over 20 years of experience in real estate, development and construction. Prior to joining the Company in 2004, Mr. Javaheri was Project Manager of Alliant Engineering, Inc.

RJ Singh joined the Company in April 2017 and serves as the Executive Vice President and Chief Digital Officer. Prior to joining the Company, he served as Vice President of Information Technology at Lifetouch from October 2013 to March 2017, where he oversaw the corporate technology function, including IT Shared Services, Infrastructure and Operations, Corporate Application Development and IT Security. From 2007 to 2013, Mr. Singh served as Vice President, IT Strategy and Planning and Chief Architect, Director of Enterprise Architecture at Blue Cross and Blue Shield of Minnesota. Prior to that, Mr. Singh held various senior manager, engineer and analyst positions at United Health Group, Allianz Life, Ishan Incorporated, Signature Software, Norwest Mortgage and Minnesota Mutual.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
In this Compensation Discussion and Analysis section (“CD&A”), we provide an overview and analysis of the compensation paid to or earned by our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for fiscal year 2021 (collectively, the “Named Executive Officers”). The Compensation Committee believes that the 2021 compensation for our Named Executive Officers appropriately reflects their significant contributions to our performance and successful navigation of the unprecedented times in our industry caused by the COVID-19 pandemic. Not only did Life Time deliver a strong recovery during 2021, we also completed a successful initial public offering (“IPO”). The remainder of this CD&A summarizes compensation decisions from fiscal year 2021 and, where appropriate, highlights compensation adjustments that become effective in fiscal year 2022.
2021 Compensation Decisions
The COVID-19 pandemic, including the Delta and Omicron variants, continued to negatively impact our business in fiscal year 2021. However, with the leadership of our executive team, we were able to move from the required closure of all of our centers in 2020 to a strong recovery in 2021. Our performance significantly improved in 2021 compared to 2020 as we led with a relentless focus on improving our member experiences and expanding through new center openings. Our total revenue increased 39% to $1.3 billion, our membership dues increased 40.8% to $904.2 million and we ended 2021 with approximately 649,000 center memberships – up about 30% from the same time last year.
In recognition of our executive team’s significant efforts and immeasurable leadership through the pandemic, our executive compensation program returned to a more customary structure, following the meaningful adjustments that were made in 2020 to conserve operating cash in response to the pandemic. As a result, for 2021, the Compensation Committee determined to set the compensation for our Named Executive Officers (excluding our CEO, whose compensation is discussed immediately below under “—CEO Compensation”) as follows:
•Reinstated and adjusted base salaries to achieve desired competitive positioning for a pre-IPO company.
•Implemented a short-term incentive plan based on membership dues as the Company focused on attracting members to return to our centers and driving revenue per center membership. The Company achieved the maximum level of performance ($904.2 million compared to a target of $850.0 million and a maximum level of $900.0 million) under the short-term incentive plan, resulting in a maximum payout equal to 150% of target. The Named Executive Officers received a lump sum cash payout equal to 100% of target and voluntarily elected to receive the difference between target and maximum payout in a mix of cash and restricted stock units that were granted in March 2022 and will vest ratably on an annual basis over two years.
◦In recognition of his particular efforts and leadership on two important corporate debt and equity financing transactions in 2021, Mr. Bergmann was awarded the following special one-time bonuses: $150,000 in recognition of our successful debt refinancing activities and $1,000,000 in recognition of our successful IPO.
•Granted long-term incentive awards consisting of stock options and restricted stock units. A portion of these awards (as described in more detail below) were granted prior to the IPO as part of Life Time’s annual equity granting procedures. An additional award of stock options and restricted stock units was also granted upon the successful completion of the IPO.
◦In December 2021, the Compensation Committee granted an incremental restricted stock unit award to Mr. Javaheri to achieve relative alignment of his overall long-term incentives with the Company’s other executives.
The Compensation Committee believes that our executive compensation program supports our philosophy of attracting, retaining, motivating and rewarding a high-caliber executive team. Further, the design of the incentive programs emphasizes growth in a key category of our foundational business (membership dues) and emphasizes alignment with long-term stockholder interests via stock options and restricted stock units.

CEO Compensation
For fiscal year 2021, the Compensation Committee and the Board of Directors established a new compensation program for Mr. Akradi, whom it considers important to retain and incentivize considering his sustained leadership since the inception of the Company. This program was aligned with the Company emerging from the COVID-19 pandemic and reducing the cash burden on the Company to allow it to invest in our business to improve member experiences and grow the number of our centers. Therefore, the Compensation Committee and the Board of Directors made the following decisions:
•Replaced Mr. Akradi’s base salary of $1,000,000 (except for $50,000 paid) with equity awards as a continued effort to preserve cash and invest back into our business during our emergence from the COVID-19 pandemic.
•Eliminated Mr. Akradi’s short-term incentive cash bonus (previously targeted at $3,823,000).
•Granted equity awards to Mr. Akradi of 500,000 shares of restricted Series A Convertible Participating Preferred Stock (“Series A Preferred Stock”). In addition, in recognition of Mr. Akradi’s forfeiture of his cash compensation during fiscal year 2020, Mr. Akradi was awarded 525,714 restricted stock units. Both of these equity awards vest upon the earlier of 180 days following an IPO or ratably over two years. The Board and the Compensation Committee view these awards as important tools for further aligning Mr. Akradi’s interests with those of the Company’s stockholders and incentivizing the creation of long-term value for the Company. Mr. Akradi voluntarily forfeited an IPO grant in 2021 that he was entitled to receive under the CEO Offer Letter (as defined below).
•Cancelled and discharged an outstanding loan balance owed by Mr. Akradi to the Company and thereby complying with applicable law and NYSE listing standards prohibiting personal loans to executive officers and directors. In August 2018, we entered into a loan agreement with Mr. Akradi that was secured by shares of our common stock owned by him. In August 2021, as an inducement for entering into the CEO Offer Letter, including Mr. Akradi’s agreement to forego the right to any severance benefits for three years and his agreement to non-compete and non-solicit covenants, among others, we agreed to cancel the remaining principal plus interest on the secured loan, which in aggregate totaled $17,673,042. Mr. Akradi was responsible for all income and withholding taxes (other than employer-paid payroll taxes) in relation to the cancellation.
DETAILS OF OUR 2021 EXECUTIVE COMPENSATION PROGRAM
Named Executive Officers
Our Named Executive Officers for the year ended December 31, 2021 are:

NAME	TITLE
Bahram Akradi	Founder, Chairman and Chief Executive Officer
Thomas Bergmann	President and Chief Financial Officer
Jeff Zwiefel	President and Chief Operating Officer
Eric Buss	Executive Vice President and Chief Administrative Officer
Parham Javaheri	Executive Vice President and Chief Property Development Officer
Compensation Philosophy, Objectives and Rewards
Our executive compensation program has been designed to motivate, reward, attract and retain high-caliber executives responsible for driving our success.
What We Reward: We seek to inspire individuals across our communities to select Life Time as their definitive source for the best Healthy Way of Life experiences – both physically and digitally – via our athletic resorts, best-in-class programs, services, content and media, robust digital platform and portfolio of athletic events. Our Named Executive Officers are primarily responsible for delivering on this vision. Our compensation program is designed to reward short-term and long-term Company performance, and we apply a strategic, principles-based approach to executive compensation in order to drive optimal business performance. The better our performance, the more value we can generate for stockholders, our employees whom we refer to as team members, and our community.
What We Emphasize: Because our team members, including our Named Executive Officers, drive our ability to excel, we provide competitive compensation packages that are intended to motivate, reward, attract and retain key talent and to encourage our executives to drive long-term stockholder value. A material portion of such compensation packages emphasizes performance-based compensation that is dependent upon achievement of our strategic and operational business objectives. We align our Named Executive Officers’ interests with those of stockholders by requiring achievement of quantitative goals and applying value-driven performance expectations.
Our executive compensation program seeks to align compensation with our short-and long-term objectives, business strategy and financial performance which, in turn, aligns our Named Executive Officers’ interests with long-term stockholders’ interests. Our compensation objectives are designed to support these goals by a principles-based approach that includes:

COMPENSATION OBJECTIVE	PRINCIPLED APPROACH
Stakeholder Alignment	Company and individual performance goals intended to clearly support our long-term vision and align compensation with the interests of stakeholders.
Competitiveness	We intend to attract and retain the highest caliber of executives and other team members. As part of this effort, we pay competitively to our market for talent and differentiate pay for the highest performers.
Performance-Based Awards	Through our compensation program, we strive to balance interests and drive superior Company performance. By committing to directly connecting incentive compensation with short-term corporate objectives as well as long-term growth, we seek to achieve sustained value for our stakeholders over time.
Risk Mitigation	Our compensation program supports a culture based on accountability through the use of performance metrics that are intended to be difficult, yet obtainable with hard work, and without directly or indirectly promoting irresponsible or excessive risk-taking.
Pay Equity	We believe in the power of equitable pay and are working to improve pay equity into our compensation program reviews.
Transparency	We believe in transparency for our compensation program, including its design and outcomes.
Determination of Compensation
Life Time, Inc., one of our wholly owned subsidiaries, was a public company until it was taken private in 2015. At the time of the go-private transaction, compensation packages for Messrs. Akradi, Buss and Zwiefel, who were then executives, were negotiated. Additionally, we negotiated compensation arrangements with Messrs. Bergmann and Javaheri in connection with their hire or promotion as new executives. Since then, the Compensation Committee has administered the executive compensation program relating to our executive officers in consultation with Mr. Akradi (other than with respect to his own compensation, which was set forth in his employment agreement and is reviewed and administered by the Board of Directors). The Compensation Committee annually reviews the performance of our executives and in connection with such individual assessments approves any changes to executive compensation and any grants of equity. The Compensation Committee also determines the short-term cash incentive program in which our executives participate, including setting corporate goals and objectives that are consistent with our executive compensation philosophy and, in consultation with the Audit Committee, determining whether such goals and objectives were met for the year.
Role of the Board of Directors and the Compensation Committee. The Board of Directors is responsible for determining the compensation of the Founder, Chairman and Chief Executive Officer in consultation with and based on recommendations from the Compensation Committee, and the Compensation Committee generally oversees the executive compensation program for our other executives, including our other Named Executive Officers.
Role of the Compensation Consultant. In April 2021, prior to the IPO, the Board of Directors engaged Willis Towers Watson, an independent compensation consulting firm. Willis Towers Watson reports directly to the Compensation Committee and provides guidance regarding the amount and types of compensation that we provide to our executives, how our compensation practices compare to the compensation practices of other publicly traded companies and other compensation-related matters. Willis Towers Watson also provides property and construction risk and insurance brokerage services to the Company. For 2021, the fees for such brokerage services were approximately $250,000.
Role of Management. In setting and adjusting compensation for 2021, our Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer worked closely with the Board of Directors and the Compensation Committee to determine appropriate levels of pay and the annual incentives and performance goals under our 2021 short-term and long-term incentive programs. Our CEO makes recommendations to the Board of Directors regarding compensation changes for our executive officers (other than himself) because of his daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding his own compensation package.

Use of Comparative Market Data. The Compensation Committee assesses the competitiveness of each element of each executive officer’s total direct compensation against an executive pay peer group, which has been established in accordance with recommendations by Willis Towers Watson and provides market reference points for compensation comparison purposes. The peer group utilized by the Compensation Committee and Willis Towers Watson for 2021 consisted of the following companies:

Hilton Worldwide Holdings Inc.	Peloton Interactive, Inc.	Six Flags Entertainment Corp.
Hyatt Hotels Corporation	Planet Fitness, Inc.	Vail Resorts, Inc.
Lululemon Athletica Inc.	RH	WW International, Inc.
Marriott Vacations Worldwide Corp.	Royal Caribbean Cruises Ltd.	Wyndham Hotels & Resorts, Inc.
Mister Car Wash, Inc.	SeaWorld Entertainment, Inc.	Wynn Resorts, Limited
In developing this peer group, Willis Towers Watson considered a number of factors, including:
•Size and Complexity of the organization based on revenue and market capitalization;
•Our Market for Talent (companies from which we source and potentially lose executive talent); and
•Company Characteristics such as companies with a focus on hospitality, premium lifestyle brand recognition, multi-operating units and subscription-based revenue generation, and organizations focused on health and wellness.
The Compensation Committee does not establish compensation levels solely based on a review of competitive data. However, it believes such data is a meaningful input to the Company’s compensation policies and practices in order to motivate, attract and retain qualified executive officers. The Compensation Committee also considers a number of other factors, including Company performance relative to our stakeholder priorities, each executive’s impact and criticality to our strategy and mission, relative scope of responsibility and potential, individual performance and demonstrated leadership and internal equity pay considerations.
Elements of Our Executive Compensation Program
Historically, and for fiscal 2021, our executive compensation program consisted of the elements highlighted in the table below, each established to achieve the compensation objective specified below. We view each component of our executive compensation program as related but distinct, and we also intend to regularly reassess the total compensation of our Named Executive Officers to meet our overall compensation objectives. Not all components have been provided to all Named Executive Officers. In addition, we have determined the appropriate level for each compensation component derived in part, but not exclusively, on our understanding of the competitive market based on the experience of members of the Board of Directors and the Compensation Committee and consistent with our recruiting and retention goals, the length of service of our Named Executive Officers, our overall performance and other considerations we consider appropriate for setting compensation.
We do not currently have, and we do not expect to have, formal policies relating to the allocation of total compensation among the various elements of our compensation program.

COMPENSATION ELEMENT	COMPENSATION OBJECTIVES DESIGNED TO BE ACHIEVED AND KEY FEATURES
Base Salary	Attracts and retains key talent by providing base cash compensation at competitive levels
Short-Term Incentive	Provides short-term incentives based on annual performance
Long-Term Incentive	Provides long-term incentives to drive financial and operational performance and align our executives’ interests with our stockholders’ interests
Health and Welfare Benefits and Perquisites	Supports key talent through the provision of reasonable and competitive benefits
Deferred Compensation and Other Retirement Benefits	Attracts and retains key talent by providing vehicles to plan for the future
Employment and Severance Arrangements	Retains key talent through the provision of protections in the event of certain qualifying terminations or corporate events

Base Salary
The base salaries of our Named Executive Officers are an important part of their total compensation package and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. We intend to continue to evaluate the mix of base salary, short-term incentive compensation and long-term incentive compensation to appropriately align the interests of our Named Executive Officers with those of our stockholders. As such, from time-to-time, we may adjust base salaries to remain aligned with our desired competitive positioning in the competitive marketplace and/or as we determine is in the best interests of our business and stakeholders, including the adjustments we made for our CEO in 2021 as detailed below and the adjustments we made effective for 2022 (see “—2022 Compensation Changes” below).
The following table sets forth the annualized base salaries for our Named Executive Officers for fiscal years 2020 and 2021:

NAMED EXECUTIVE OFFICER	FISCAL YEAR 2020	FISCAL YEAR 2021
Bahram Akradi (1)	$230,676	$50,000
Thomas Bergmann	$600,000	$750,000
Jeffrey Zwiefel	$600,000	$750,000
Eric Buss	$500,000	$600,000
Parham Javaheri	$400,000	$600,000

(1)Effective March 15, 2020, in response to the COVID-19 pandemic and its impact on the cash flow of our business, and to align with the long-term interests of the Company, Mr. Akradi declined any salary for the remainder of 2020; thus, he received only $230,769 of his $1,000,000 base salary for fiscal year 2020. As discussed under “—CEO Compensation” above, Mr. Akradi agreed to forego the balance of his salary and his entire bonus in 2020 and he also agreed to forego his base salary exceeding $50,000 and his entire bonus for fiscal year 2021. In recognition of these cash compensation forfeitures, Mr. Akradi received grants of equity awards.
The Compensation Committee approved the adjustments for the Named Executive Officers’ base salaries (other than Mr. Akradi) not only to achieve desired market competitive positioning and a reasonable mix of total direct compensation, but also to promote proper collaboration and teamwork among the leadership team.
Short-Term Incentive Compensation
We consider short-term incentive compensation to be an important component of our total compensation program and it provides incentives necessary to retain executive officers. We use short-term incentive compensation to motivate our executive officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals.
For our 2021 short-term incentive program, our Named Executive Officers other than Mr. Akradi were eligible to receive cash bonuses based on the Company’s achievement of specified membership dues revenue targets (the “2021 Bonus Program”). Under the 2021 Bonus Program, these Named Executive Officers were eligible for a bonus amount in connection with the achievement of certain specified threshold, target and/or maximum membership dues revenue levels. Payouts under the 2021 Bonus Program were to be determined using linear interpolation if achievement fell between threshold and target or target and maximum levels. If the threshold membership dues revenue level was not achieved for fiscal 2021, no bonuses were to have been paid out under the 2021 Bonus Program. If the maximum membership dues revenue targets were exceeded with respect to fiscal 2021, participants would still only be eligible to receive payouts equal to their maximum bonus opportunity.
In lieu of the short-term incentive cash bonus opportunities, each Named Executive Officer other than Mr. Akradi was given the option to receive, effective as of March 31, 2022, a number of restricted stock units based on the target bonus opportunity and a set price per share, which restricted stock units would be fully vested on the grant date. Each of these Named Executive Officers elected to maintain his cash bonus opportunity rather than receive the restricted stock units.
The Compensation Committee, in coordination with the Audit Committee, determined that the Company’s membership dues revenue for 2021 exceeded the maximum performance level under the 2021 Bonus Program. Each Named Executive Officer other than Mr. Akradi therefore was entitled to receive a lump sum cash payment equal to 150% of target.

	FISCAL YEAR 2021
NAMED EXECUTIVE OFFICER	THRESHOLD	TARGET	MAXIMUM	ACTUAL PAYOUT
Short-Term Cash Incentive Opportunity and Actual Payout
Bahram Akradi	$0	$0	$0	$0
Thomas Bergmann	$200,000	$400,000	$600,000	$600,000
Jeffrey Zwiefel	$200,000	$400,000	$600,000	$600,000
Eric Buss	$200,000	$400,000	$600,000	$600,000
Parham Javaheri	$100,000	$200,000	$300,000	$300,000
Membership Dues Revenue Metric				ACTUAL RESULTS
Membership Dues Revenue	$800M	$850M	$900M	$904.2M
While the Named Executive Officers were entitled to receive a cash incentive payout equal to 150% of target, subsequent to the end of the performance period, the Named Executive Officers and the Compensation Committee agreed to:
•a lump sum cash payment equal to target;
•a grant of restricted stock units under the 2021 Incentive Award Plan (the “2021 Plan”) with an initial aggregate value based on the difference between the target and 150% of target cash compensation payouts (the “Above Target Amount”), as earned by each Named Executive Officer (excluding Mr. Akradi), and the aggregate number of restricted stock units determined by dividing the Above Target Amount by the IPO per share price of $18.00; and
•a lump sum cash payment equal to the difference between the Above Target Amount and the value of the restricted stock units granted, with the restricted stock units revalued at the average trading price of our common stock on the NYSE for the 20 trading days before the grant date.
The restricted stock units vest ratably on an annual basis over two years. This adjustment further provides opportunities for the Company to reinvest cash for the continued growth of the business.
In addition to the short-term incentive payouts listed above and in recognition of his particular efforts and leadership on two important corporate debt and equity financing transactions in 2021, Mr. Bergmann was awarded the following special one-time bonuses: $150,000 in recognition of our successful debt refinancing activities and $1,000,000 in recognition of our successful IPO.
Long-Term Incentive Compensation
We view long-term incentive or equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our executives, provides an incentive to contribute to the continued growth and development of our business and aligns the interest of our executives with those of our stockholders.
We have historically used a combination of stock options (both time and performance-based), restricted stock units and, on occasion, restricted stock as equity incentive vehicles. Because our executive officers are able to benefit from stock options only if the market price of our common stock increases relative to the option’s exercise price, we believe stock options provide meaningful incentives to our executive officers to achieve increases in the value of our stock over time, while restricted stock units and restricted stock promote performance, direct ownership and retention. Granting equity awards emphasizes our commitment to “at risk” compensation and we believe performance-based and time-based stock options combined with restricted stock unit awards are an effective tool for meeting our compensation goal of increasing long-term stockholder value and tying the receipt of the shares underlying such awards to our future performance.
Upon consummation of the IPO, pursuant to their terms, all outstanding options held by our Named Executive Officers (other than Mr. Akradi) that were granted in 2020 or earlier became fully vested and will be exercisable on April 4, 2022, which is the date following the expiration of the lock-up period related to the IPO. Similarly, pursuant to their terms, Mr. Akradi’s options became fully vested and exercisable as of the date of consummation of the IPO. In determining equity awards in 2021, the Compensation Committee and the Board of Directors considered the potential impact that the vesting of these awards could have on our ability to retain our Named Executive Officers.

Equity Grants
In fiscal year 2021, we provided a combination of stock options, restricted stock units and/or restricted stock for our Named Executive Officers, and we made additional grants of equity in light of our IPO that are detailed below under “IPO Grants.” Approved grants of options, restricted stock units and restricted stock to each Named Executive Officer in 2021 were as follows:

	FISCAL YEAR 2021 EQUITY AWARDS
NAMED EXECUTIVE OFFICER	STOCK OPTIONS	RESTRICTED STOCK UNITS		RESTRICTED STOCK
Bahram Akradi (1)	—	525,714		500,000
Thomas Bergmann	260,000	28,571		—
Jeffrey Zwiefel	260,000	28,571		—
Eric Buss	260,000	17,143		—
Parham Javaheri	176,000	17,143	(2)	—

(1)As noted in “—CEO Compensation” above, Mr. Akradi received awards of restricted stock units and restricted Series A Preferred Stock in 2021 in lieu of cash compensation.
(2)These restricted stock units were awarded to Mr. Javaheri in December 2021 after the Compensation Committee considered the relative compensation of Mr. Javaheri compared to the other executives.
These awards provided opportunities for important performance features. Specifically, the stock option awards used both a time and performance-based feature to emphasize financial performance and long-term value creation with (i) 50% time-based vesting ratably on an annual basis over four years and (ii) 50% performance-based vesting with 50% of the options becoming vested if membership dues revenue for 2021 equaled or exceeded $800 million, but was less than $850 million; and 100% of the options becoming vested if membership dues revenue equaled or exceeded $850 million for 2021. As noted above in Short-Term Incentive Compensation, membership dues revenue exceeded $850 million, and accordingly these performance-based stock options fully vested.
Further, the restricted stock units have both a time and milestone achievement vesting element. Specifically, the restricted stock units vest on the earlier of ratably on an annual basis over two years or 180 days following an IPO. Given the Company’s successful IPO on October 6, 2021, these restricted stock units will be fully vested on April 4, 2022. Additionally, Mr. Akradi’s restricted Series A Preferred Stock automatically converted upon the IPO to 595,049 shares of restricted common stock that vest ratably on an annual basis over two years or 180 days following an IPO, which will be April 4, 2022.
IPO Grants
In addition to the equity grants noted above, the Board of Directors determined that an additional award in connection with the IPO was important to recognize the significant efforts required to deliver a successful IPO and to further reinforce the Company’s priorities of long-term value creation supported by executive performance and retention incentives. The Named Executive Officers received the following grants:

	2021 IPO EQUITY AWARDS
NAMED EXECUTIVE OFFICER	STOCK OPTIONS	RESTRICTED STOCK UNITS
Bahram Akradi (1)	—	—
Thomas Bergmann	102,623	50,000
Jeffrey Zwiefel	102,623	50,000
Eric Buss	85,519	41,667
Parham Javaheri (2)	76,967	50,000

(1)Mr. Akradi voluntarily forfeited an IPO grant that he was eligible to receive under his CEO Offer Letter (as defined below).
(2)12,500 of the restricted stock units awarded to Mr. Javaheri were approved in December 2021 after the Compensation Committee considered the relative compensation of Mr. Javaheri compared to the other executives.

Each stock option and restricted stock unit award granted in connection with the IPO will vest in four ratable annual installments on each of the first four anniversaries of the grant date, with the grant date being October 6, 2021 for stock options and October 12, 2021 for restricted stock units, subject to the executive’s continued service through the applicable vesting dates.
2022 Compensation Changes
Consistent with Life Time’s transition to a public company, the Board of Directors and Compensation Committee made select adjustments to certain components of our Named Executive Officers’ compensation that became effective in fiscal year 2022. Specifically, as outlined in the Employment Agreements summarized below under “Named Executive Officer Employment Arrangements,” the Named Executive Officers will have the following base salary and target short-term incentive compensation for 2022:

NAMED EXECUTIVE OFFICER	BASE SALARY (1)	SHORT-TERM INCENTIVE TARGET
Bahram Akradi	$1,500,000	$3,000,000
Thomas Bergmann	$900,000	$600,000
Jeffrey Zwiefel	$900,000	$600,000
Eric Buss	$750,000	$500,000
Parham Javaheri	$675,000	$450,000

(1)The Named Executive Officers agreed that the increases in their base salaries would begin effective in 2022 notwithstanding the IPO effectiveness date in their respective employment agreements.
Health and Welfare Benefits and Perquisites
All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including:
•    medical, dental and vision benefits;
•    medical and dependent care flexible spending accounts;
•    short-term and long-term disability insurance; and
•    life insurance.
These benefits are provided to our Named Executive Officers on the same general terms as they are provided to all of our full-time U.S. employees.
We also provide executive disability insurance to certain executives, including our Named Executive Officers, as well as executive physicals to our Named Executive Officers and certain of their significant others. Certain of our Named Executive Officers also receive usage of a Company car or a car allowance, and phone and remote working, or “home connectivity”, allowances. Phone allowance for our Named Executive Officers includes a phone stipend paid monthly. Home connectivity for Mr. Akradi includes a high-speed network providing seamless integration of the computing and telephonic environments at Mr. Akradi’s home offices with those of our corporate headquarters, including the ability to use his home offices as a full-service remote location for business meetings. Mr. Akradi also receives the benefit of using a portion of a Company administrative assistant’s time for his personal financial and administrative matters. The Board of Directors also approved in 2021 to pay for Mr. Akradi’s HSR filing fee and associated tax gross-up that was required due to his ownership of the Company’s common stock, which payments were accrued and made in 2022 when the filing was submitted.
In addition to the benefits described above, our Named Executive Officers received perquisites for which there was no incremental cost to us. These perquisites include use of company tickets to certain entertainment events, minor personal travel expenses associated with travel and lodging for which the purpose of the trip was primarily business-related and de minimis use of the Company’s support staff for assistance with personal matters.

In addition, we maintain aircraft that are used primarily for business air travel by our executive officers. From time to time, certain of our executive officers use the Company aircraft for personal air travel. Further, personal guests accompanied Mr. Akradi and the other Named Executive Officers from time to time while they utilized our aircraft for business-related purposes. However, there were no incremental costs for such guest travel.
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide additional perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be subject to periodic review by the Compensation Committee.
Tax Gross-Ups
Each of our Named Executive Officers other than Mr. Akradi receives a tax gross-up associated with the use of a Company car provided to him. Mr. Akradi receives a tax gross-up associated with his use of Company administrative support for assistance with his personal financial and administrative matters and for taxes due related to our reimbursement of his HSR filing fee as described above. No other tax gross-ups are paid to the Named Executive Officers by the Company.
Deferred Compensation and Other Retirement Benefits
401(k) Plan
We currently maintain a 401(k) retirement savings plan for substantially all of our full-time employees who have at least six months of service and are at least 21 years of age, including our Named Executive Officers. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Under the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the prescribed annual limit, and contribute these amounts to the 401(k) plan. The 401(k) plan provides a discretionary match by the Company, but no matching contributions were made to the 401(k) plan during 2021.
We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers, in accordance with our compensation policies.
Other Retirement Plans
We offer the Executive Nonqualified Excess Plan of Life Time Fitness, or Excess Plan, a non-qualified deferred compensation plan, for the benefit of employees whose projected compensation for the upcoming plan year would meet or exceed the IRS limit for determining highly compensated employees. Mr. Zwiefel is the only Named Executive Officer who currently participates in the Excess Plan.
Employees eligible to participate in the Excess Plan, including but not limited to our executives, may elect to defer up to 50% of their annual base salary and/or annual bonus earnings to be paid in any coming year. The investment choices available to participants under the non-qualified deferred compensation plan are of the same type and risk categories as those offered under our 401(k) plan and may be modified or changed by the participant or us at any time. Participants are generally eligible to receive distributions of their accounts as in-service payments or upon a separation from service. The Company may elect to make matching contributions, which vest in four ratable installments and which will accelerate and vest in the event of a participant’s qualifying separation from service, including by reason of death, disability or qualifying retirement. Distributions can be paid out as a lump sum or in annual installments over a term of up to 10 years. We did not make any matching contribution to this plan during 2021. See “Nonqualified Deferred Compensation Table” for further information regarding the Excess Plan.
Employment and Severance Arrangements
We are party to offer letters and/or employment agreements with each of our Named Executive Officers. We entered into a new offer letter with our CEO and new employment agreements with each of our other Named Executive Officers shortly before the completion of our IPO consistent with Life Time’s transition to a public company. For further discussion of these agreements, see “Named Executive Officer Employment Arrangements” below.

Tax Considerations
As a general matter, the Board of Directors and/or the Compensation Committee review and consider the various tax and accounting implications of compensation programs we utilize.
Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code (the “Code”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.
Section 280G of the Internal Revenue Code
Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.
Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers, the Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Code generally limits, for U.S. corporate income tax purposes, the annual tax deductibility of compensation paid to certain current and former executive officers to $1 million. Although the Company believes that tax deductibility of executive compensation is an important consideration, the Compensation Committee may, in its judgment, nevertheless, authorize compensation payments that are not fully tax deductible in order achieve its compensation philosophy.
Accounting for Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with the requirements of Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation.” The Company also takes into consideration ASC Topic 718 and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

Compensation Committee Report
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

John Danhakl, Chair Bahram Akradi Jonathan Coslet David Landau Stuart Lasher
The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Summary Compensation Table – Fiscal Years 2021 and 2020
The following table contains information about the compensation earned by each of our Named Executive Officers during our last two completed fiscal years (except for Mr. Javaheri) ended December 31, 2021 and 2020.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)		STOCK AWARDS ($) (1)	OPTION AWARDS ($) (2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (3)	ALL OTHER COMPENSATION ($) (6)	TOTAL ($)
Bahram Akradi	2021	50,000	—		23,931,794	—	—	17,948,924	41,930,718
Founder, Chairman & Chief Executive Officer	2020	230,769	—		—	—	—	154,860	385,629
Thomas Bergmann	2021	747,115	1,150,000	(4)	1,415,492	3,633,904	600,000	25,608	7,572,119
President & Chief Financial Officer	2020	600,000	500,000		—	—	—	16,836	1,116,836
Jeffrey Zwiefel	2021	747,115	—		1,415,492	3,633,904	600,000	21,508	6,418,019
President & Chief Operating Officer	2020	600,000	500,000	(5)	—	—	—	12,327	1,122,327
Eric Buss	2021	598,077	—		1,050,792	3,483,902	600,000	27,602	5,760,373
Executive Vice President & Chief Administrative Officer	2020	500,000	225,000		—	—	—	23,332	748,332
Parham Javaheri	2021	596,154	—		1,264,199	2,525,641	300,000	27,242	4,713,236
Executive Vice President & Chief Property Development Officer

(1)    Amounts reflect the full grant-date fair value of restricted stock units granted during fiscal 2021 and, for Mr. Akradi, the full grant-date fair value of restricted Series A Preferred Stock granted during fiscal 2021, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock unit awards made to executive officers in Note 10 to the consolidated financial statements included in our annual report on Form 10-K.
(2)    Amounts reflect the full grant-date fair value of stock options granted during fiscal 2021 computed in accordance with ASC Topic 718, and based on the performance conditions for the 2021 stock options having been met. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in Note 10 to the consolidated financial statements included in our annual report on Form 10-K.
(3)    Amounts reflect (i) a payout in cash at the target amounts under the short-term incentive plan, (ii) a time-based restricted stock unit grant valued at the Above Target Amount, as earned by each Named Executive Officer (excluding Mr. Akradi), plus (iii) a payout in cash amounting to the difference between the Above Target Amount and the value of the restricted stock units granted, with the restricted stock units revalued at the average trading price of our common stock on the NYSE for the 20 trading days before the grant date.
(4)    Amount reflects special bonuses for a debt refinancing and our IPO paid to Mr. Bergmann as described above under “2021 Compensation Decisions.”
(5)    Includes $100,000 from a special bonus that was inadvertently not included based on timing of payment in Mr. Zwiefel’s 2020 compensation as reported in the Company’s registration statement on Form S-1.
(6)    All Other Compensation for 2021 includes:

NAME	AUTO ALLOWANCE/ USE OF COMPANY CAR ($)	COMPANY CAR GROSS- UP ($)	PHONE ALLOWANCE ($)	PERSONAL USE OF COMPANY AIRCRAFT ($) (a)	HOME CONNECTIVITY ($)	EXECUTIVE LONG-TERM DISABILITY INSURANCE ($)	OTHER ($) (b)	TOTAL ($)
Bahram Akradi	23,500	—	2,400	163,714	9,857	2,220	17,747,233	17,948,924
Thomas Bergmann	9,859	7,716	1,200	—	—	2,220	4,613	25,608
Jeffrey Zwiefel	9,000	3,977	4,800	—	1,200	2,220	311	21,508
Eric Buss	11,500	5,109	4,800	—	1,200	2,220	2,773	27,602
Parham Javaheri	10,250	4,548	2,704	—	1,299	2,220	6,221	27,242

(a)    We determine the incremental costs of the personal use of Company aircraft based on the variable operating costs to us, which includes (i) aircraft fuel expenses; (ii) remote hangar, landing, ramp, and airport fees; (iii) customs, foreign permit and similar fees; (iv) crew travel expenses; (v) supplies and catering; and (vi) passenger ground transportation. Flights where there are no passengers on Company aircraft (so-called “deadhead” flights) are allocated to the executive when in connection with personal use. Because Company aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as aircraft permanent hangar rent, insurance, depreciation and pilot salaries.
(b)    Includes (i) the minimal value of myLT Buck$, a member rewards currency, (ii) $72,130, which consists of the costs of personal administrative support provided to Mr. Akradi including the associated tax gross-up of $32,891, (iii) the cancellation of a loan extended to Mr. Akradi of $17,673,042 in consideration of Mr. Akradi entering into the CEO Offer Letter, including his agreement to forego the right to any severance benefits for three years and his agreement to non-compete and non-solicit covenants, among others, and (iv) the cost of physicals for Named Executive Officers and in certain cases their significant others.

Grants of Plan-Based Awards in Fiscal 2021
The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2021 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during fiscal 2021.

NAME	GRANT DATE	APPROVAL DATE (1)	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (2)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (3)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($) (10)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Bahram Akradi	5/3/21		—	—	—	—	—	—	500,000 (4)	—	—	13,775,000
	5/3/21		—	—	—	—	—	—	525,714 (5)	—	—	10,156,794
Thomas Bergmann	N/A		200,000	400,000	600,000	—	—	—	—	—	—	—
	5/3/21		—	—	—	—	—	—	28,571 (5)	—	—	551,992
	5/3/21		—	—	—	65,000	130,000	130,000	—	130,000 (8)	19.32	2,733,900
	10/6/21		—	—	—	—	—	—		102,623 (9)	18.00	900,004
	10/12/21	10/6/21	—	—	—	—	—	—	50,000 (6)	—	—	863,500
Jeffrey Zwiefel	N/A		200,000	400,000	600,000	—	—	—	—	—	—	—
	5/3/2021		—	—	—	—	—	—	28,571 (5)	—	—	551,992
	5/3/2021		—	—	—	65,000	130,000	130,000	—	130,000 (8)	19.32	2,733,900
	10/6/21		—	—	—	—	—	—	—	102,623 (9)	18.00	900,004
	10/12/21	10/6/21	—	—	—	—	—	—	50,000 (6)	—	—	863,500
Eric Buss	N/A		200,000	400,000	600,000	—	—	—	—	—	—	—
	5/3/21		—	—	—	—	—	—	17,143 (5)	—	—	331,203
	5/3/21		—	—	—	65,000	130,000	130,000	—	130,000 (8)	19.32	2,733,900
	10/6/21		—	—	—	—	—	—	—	85,519 (9)	18.00	750,002
	10/12/21	10/6/21	—	—	—	—	—	—	41,667 (6)	—	—	719,589
Parham Javaheri	N/A		100,000	200,000	300,000	—	—	—	—	—	—	—
	5/3/21		—	—	—	44,000	88,000	88,000	—	88,000 (8)	19.32	1,850,640
	10/6/21		—	—	—	—	—	—	—	76,967 (9)	18.00	675,001
	10/12/21	10/6/21	—	—	—	—	—	—	37,500 (6)	—	—	647,625
	12/9/21		—	—	—	—	—	—	29,643 (7)	—	—	616,574
(1)    The options to purchase shares of common stock granted to the Named Executive Officers in connection with the IPO were approved by the Board of Directors on October 6, 2021 and had a grant date effective as of the effectiveness of the Company’s Form S-1 Registration Statement filed in connection with the IPO, which was October 6, 2021. The restricted stock units granted to the Named Executive Officers in connection with the IPO were approved by the Board of Directors on October 6, 2021 and had a grant date effective as of the effectiveness of the Company’s Form S-8 Registration Statement filed in connection with the IPO, which was October 12, 2021.
(2)    Represents threshold, target, and maximum payouts under the 2021 Bonus Program.
(3)    These awards represent the number of stock options that were granted on May 3, 2021 under the 2015 Equity Incentive Plan and which were subject to performance conditions such that they were to be 50% earned and vested if our membership dues revenue for 2021 equaled or exceeded $800 million, but was less than $850 million, and 100% earned and vested if our membership dues revenue equaled or exceeded $850 million for 2021.
(4)    Represents the restricted Series A Preferred Stock granted to our CEO. The restricted Series A Preferred Stock automatically converted upon the IPO to 595,049 shares of restricted common stock that vest on April 4, 2022.
(5)    Represents time-based restricted stock units granted to our Named Executive Officers under the 2015 Equity Incentive Plan. The restricted stock units vest on the earlier of ratably on an annual basis over two years or 180 days following an IPO. Given the Company’s successful IPO on October 6, 2021, these restricted stock units will fully vest on April 4, 2022.
(6)    Represents time-based restricted stock units granted to our Named Executive Officers other than Mr. Akradi under the 2021 Plan. The restricted stock units will vest ratably on an annual basis over four years beginning on October 12, 2022.
(7)    Represents (i) 17,143 time-based restricted stock units granted to Mr. Javaheri under the 2021 Plan that vest on the earlier of ratably on an annual basis over two years or 180 days following an IPO, which will fully vest on April 4, 2022 given the Company's successful IPO on October 6, 2021, and (ii) 12,500 time-based restricted stock units granted to Mr. Javaheri under the 2021 Plan that will vest ratably on an annual basis over four years beginning on December 9, 2022.
(8)    These awards represent the number of stock options that were granted on May 3, 2021 under the 2015 Equity Incentive Plan and which will vest ratably on an annual basis over four years beginning on May 3, 2022.
(9)    These awards represent the number of stock options that were granted on October 6, 2021 under the 2021 Plan and which will vest ratably on an annual basis over four years beginning on October 6, 2022.
(10)    The amount shown with respect to each award represents the grant date fair value of the award calculated using the assumptions described in footnotes (1) and (2) of the table included under “Summary Compensation Table—Fiscal Years 2021 and 2020.”

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE
Named Executive Officer Employment Arrangements
Prior to the IPO, the Company had entered into employment agreements with certain of our Named Executive Officers. In connection with the IPO, the Company entered into a new offer letter with Mr. Akradi and new employment agreements with each of our other Named Executive Officers. The principal elements of each such offer letter and employment agreement with each of our Named Executive Officers are summarized below.
Prior Employment Agreements
Bahram Akradi
On October 6, 2015, we entered into an employment agreement with Mr. Akradi, pursuant to which Mr. Akradi was employed as Chief Executive Officer. The employment agreement was subsequently amended on December 20, 2016 (the original employment agreement and subsequent amendment are referred to as the “CEO Employment Agreement”). The CEO Employment Agreement provided for an initial term of employment through December 31, 2020, and Mr. Akradi continued to remain employed with us in accordance with its terms until the Company entered into a new offer letter with Mr. Akradi as summarized below.
Pursuant to the CEO Employment Agreement, Mr. Akradi was entitled to an initial base salary of $1,000,000 per year, an annual performance-based cash bonus, payable based on the achievement of specified company EBITDA goals established by the Board of Directors and a guaranteed annual bonus of $1,000,000 through the end of the term of the CEO Employment Agreement, which guaranteed bonus Mr. Akradi later voluntarily agreed to forego. In addition, the CEO Employment Agreement provided for an initial stock option award as well as performance-based restricted shares to be granted annually on April 1 of each of 2016 to 2020. Pursuant to the CEO Employment Agreement, Mr. Akradi was granted restricted shares in 2016 and 2017, which have since fully vested. On November 13, 2017, in lieu of any future rights to restricted stock awards pursuant to the CEO Employment Agreement, Mr. Akradi and the Board of Directors mutually agreed that the outstanding restricted stock awards held by Mr. Akradi would accelerate and vest and Mr. Akradi would also receive 1,955,000 shares of our common stock.
Pursuant to the CEO Employment Agreement, Mr. Akradi was also subject to 18-month post-termination non-competition and non-solicitation covenants, as well as perpetual confidentiality and non-disparagement covenants.
Pursuant to the terms of the CEO Employment Agreement, the Company had certain obligations that became due in the event of termination. If Mr. Akradi’s employment was terminated by the Company other than for Cause (as defined below, and excluding death or disability) or by Mr. Akradi for Good Reason (as defined below), then in addition to any accrued amounts, subject to Mr. Akradi’s execution and non-revocation of a release of claims, Mr. Akradi would have been eligible to receive a severance payment equal to one-and-a-half times (1.5x) the sum of (a) his annual base salary, (b) his guaranteed bonus, or $1 million, and (c) his target annual cash bonus for the year in which termination occurs, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the eighteen (18)-month period following termination. Notwithstanding the foregoing, if Mr. Akradi was terminated for Cause due to his indictment for (x) any serious or violent felony or (y) any crime involving dishonesty, fraud or unlawful behavior against or at the expense of the Company, and as of the 18-month anniversary of the date of his termination for Cause, Mr. Akradi had neither been convicted of, nor pled nolo contendere to, such felony or crime (or the indictment is withdrawn prior to such date, referred to as the “indictment end date”), Mr. Akradi would have been entitled to the severance payment set forth in the preceding sentence, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the 18-month period following the indictment end date.
Upon a termination due to death or disability, in addition to the accrued amounts, Mr. Akradi would have been eligible to receive, subject to the execution and non-revocation of a release of claims, (i) the annual cash bonus he would have been entitled to receive had he remained employed until the end of the fiscal year (prorated for the period of active employment during the fiscal year), and (ii) the annual cash bonus he would have been entitled to receive had he remained employed until the end of the fiscal year (prorated for the period of active employment during the fiscal year).
For purposes of the CEO Employment Agreement, “Cause” means that Mr. Akradi has: (i) been convicted of, pleaded nolo contendere to or been indicted for, (A) any serious or violent felony or (B) any crime involving dishonesty, fraud or unlawful behavior against or at the expense of the Company; or (ii) engaged in gross negligence or willful misconduct in the performance of his duties, where such acts adversely affect the business affairs of the Company in a material way.

For purposes of the CEO Employment Agreement, “Good Reason” means that, without Mr. Akradi’s express written consent, any of the following conditions shall occur, provided that none of the following conditions shall constitute Good Reason unless Mr. Akradi first gives written notice to the Company within 90 days of the first occurrence of the condition, delineating the claimed breach and setting forth Mr. Akradi’s intention to terminate his employment if such breach is not duly remedied within 30 business days, and the Company fails to cure the condition within such 30-day period: (i) the Company has breached any material term(s) or material condition(s) of the CEO Employment Agreement, which breach was not caused by Mr. Akradi; (ii) the Company relocates its executive offices outside of a seventy-five (75) mile radius of its current location, and the relocation results in a material change to the geographic location at which Mr. Akradi performs services; or (iii) the Company has assigned duties and responsibilities to Mr. Akradi that are materially inconsistent with Mr. Akradi’s position, duties and responsibilities as set forth in Section 2(b) of the CEO Employment Agreement, such that there occurs a material reduction in Mr. Akradi’s duties, responsibilities or authority as set forth in Section 2(b).
Thomas Bergmann
On January 29, 2016, we entered into an employment agreement with Mr. Bergmann (the “CFO Employment Agreement”), pursuant to which Mr. Bergmann was employed as President & Chief Financial Officer. The CFO Employment Agreement provided for an indefinite “at-will” term of employment.
Pursuant to the CFO Employment Agreement, Mr. Bergmann was entitled to a base salary of $600,000 per year and was eligible for an annual performance-based cash bonus, with an initial target bonus opportunity of $400,000. In addition, the CFO Employment Agreement provided for an initial stock option award of 1,200,000 options and Mr. Bergmann’s use of a Company car.
Pursuant to the CFO Employment Agreement, Mr. Bergmann was also subject to 18-month post-termination non-competition and non-solicitation covenants, as well as perpetual confidentiality and non-disparagement covenants.
Pursuant to the terms of the CFO Employment Agreement, the Company had certain obligations that became due in the event of termination. If Mr. Bergmann’s employment was terminated by the Company other than for Cause (as defined below, and excluding death or disability) or by Mr. Bergmann for Good Reason (as defined below), then in addition to any accrued amounts, subject to Mr. Bergmann’s execution and non-revocation of a release of claims, Mr. Bergmann would have been eligible to receive (i) a severance payment equal to one-half times (0.5x) the sum of (a) his annual base salary and (b) his target annual cash bonus for the year in which termination occurs, subject to certain limitations on the amount as set forth in the CFO Employment Agreement, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the six (6)-month period following termination; provided, that if the severance payment were reduced pursuant to the terms of the CFO Employment Agreement, Mr. Bergmann would have been entitled to an additional lump sum severance payment equal to the amount of the reduction of such severance payment; (ii) an amount equal to the sum of (a) his annual base salary and (b) his target annual cash bonus for the year in which termination occurs, payable over the twelve (12)-month period commencing after the completion of any installment payments pursuant to clause (i) in substantially equal installments in accordance with the Company’s regular payroll practices; and (iii) continued COBRA coverage for up to eighteen (18) months.
For purposes of the CFO Employment Agreement, “Cause” means that Mr. Bergmann has: (i) been convicted of, pleaded nolo contendere to or been indicted for, (A) any serious or violent felony or (B) any crime involving dishonesty, fraud or unlawful behavior against or at the expense of the Company; or (ii) engaged in gross negligence or willful misconduct in the performance of his duties, where such acts adversely affect the business affairs of the Company in a material way, provided that the foregoing shall not constitute Cause unless the Company first gives written notice to Mr. Bergmann within 90 days of the first occurrence of the condition, delineating the claimed breach and setting forth the Company’s intention to terminate his employment if such breach is not duly remedied within 30 business days, and Mr. Bergmann fails to cure the condition within such 30-day period.
For purposes of the CFO Employment Agreement, “Good Reason” means that, without Mr. Bergmann’s express written consent, any of the following conditions shall occur, provided that none of the following conditions shall constitute Good Reason unless Mr. Bergmann first gives written notice to the Company within 90 days of the first occurrence of the condition, delineating the claimed breach and setting forth Mr. Bergmann’s intention to terminate his employment if such breach is not duly remedied within 30 business days, and the Company fails to cure the condition within such 30-day period: (i) the Company has breached any material term(s) or material condition(s) of the CFO Employment Agreement, which breach was not caused by Mr. Bergmann; (ii) the Company relocates its executive offices outside of a seventy-five (75) mile radius of its current location, and the relocation results in a material change to the geographic location at which Mr. Bergmann performs services; (iii) the Company has reduced, with respect to a fiscal year, the sum of Mr. Bergmann’s annual base salary and target annual cash bonus (other than a reduction to his annual base salary which is part of a Company-wide reduction in base salaries applicable to similarly situated employees, but which does not exceed ten percent (10%) of his base salary at the time of the reduction); (iv) the Company has assigned duties and responsibilities to Mr. Bergmann that are materially inconsistent with Mr. Bergmann’s position, duties and responsibilities as set forth in Section 2(b) of the CFO Employment Agreement, such that there occurs a material reduction in Mr. Bergmann’s duties, responsibilities or authority as set forth in Section 2(b) of the CFO Employment Agreement; or (v) the Company has Mr. Bergmann report directly to any officer other than the Chief Executive Officer of the Company.
Jeffrey Zwiefel
In March 2017, we entered into an employment agreement with Mr. Zwiefel (the “COO Employment Agreement”), pursuant to which Mr. Zwiefel was employed as President & Chief Operating Officer. The COO Employment Agreement provided for an indefinite “at-will” term of employment.
Pursuant to the COO Employment Agreement, Mr. Zwiefel was entitled to a base salary of $600,000 per year and was eligible for an annual performance-based cash bonus, with an initial target bonus opportunity of no less than $200,000. In addition, the COO Employment Agreement provided for Mr. Zwiefel’s use of a Company car.
Pursuant to the COO Employment Agreement, Mr. Zwiefel was also subject to 18-month post-termination non-competition and non-solicitation covenants, as well as perpetual confidentiality and non-disparagement covenants.
Pursuant to the terms of the COO Employment Agreement, the Company had certain obligations that became due in the event of termination. If Mr. Zwiefel’s employment was terminated by the Company other than for Cause (as defined below, and excluding death or disability) or by Mr. Zwiefel for Good Reason (as defined below), then in addition to any accrued amounts, subject to Mr. Zwiefel’s execution and non-revocation of a release of claims, Mr. Zwiefel would have been eligible to receive (i) a severance payment equal to one-half times (0.5x) the sum of (a) his annual base salary and (b) his target annual cash bonus for the year in which termination occurs, subject to certain limitations on the amount as set forth in the COO Employment Agreement, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the six (6)-month period following termination; provided, that if the severance payment was reduced pursuant to the terms of the COO Employment Agreement, Mr. Zwiefel would have been entitled to an additional lump sum severance payment equal to the amount of the reduction of such severance payment; (ii) an amount equal to the sum of (a) his annual base salary and (b) his target annual cash bonus for the year in which termination occurs, payable over the twelve (12)-month period commencing after the completion of any installment payments pursuant to clause (i) in substantially equal installments in accordance with the Company’s regular payroll practices; and (iii) continued COBRA coverage for up to eighteen (18) months.
Upon a termination due to death or disability, in addition to the accrued amounts, Mr. Zwiefel was eligible to receive, subject to the execution and non-revocation of a release of claims, the annual cash bonus he would have been entitled to receive had he remained employed until the end of the fiscal year (prorated for the period of active employment during the fiscal year).
For purposes of the COO Employment Agreement, “Cause” means that Mr. Zwiefel has: (i) been convicted of, pleaded nolo contendere to or been indicted for, (A) any serious or violent felony or (B) any crime involving dishonesty, fraud or unlawful behavior against or at the expense of the Company; or (ii) engaged in gross negligence or willful misconduct in the performance of his duties, where such acts adversely affect the business affairs of the Company in a material way, provided that the foregoing shall not constitute Cause unless the Company first gives written notice to Mr. Zwiefel within 60 days of the first occurrence of the condition, delineating the claimed breach and setting forth the Company’s intention to terminate his employment if such breach is not duly remedied within 30 business days, and Mr. Zwiefel fails to cure the condition within such 30-day period.
For purposes of the COO Employment Agreement, “Good Reason” means that, without Mr. Zwiefel’s express written consent, any of the following conditions shall occur, provided that none of the following conditions shall constitute Good Reason unless Mr. Zwiefel first gives written notice to the Company within 60 days of the first occurrence of the condition, delineating the claimed breach and setting forth Mr. Zwiefel’s intention to terminate his employment if such breach is not duly remedied within 30 business days, and the Company fails to cure the condition within such 30-day period: (i) the Company has breached any material term(s) or material condition(s) of the COO Employment Agreement, which breach was not caused by Mr. Zwiefel; (ii) the Company relocates its executive offices outside of a seventy-five (75) mile radius of its current location, and the relocation results in a material change to the geographic location at which Mr. Zwiefel performs services; (iii) the Company has reduced, with respect to a fiscal year, the sum of Mr. Zwiefel’s annual base salary and target annual cash bonus (other than a reduction to his base salary which is part of a Company-wide reduction in base salaries applicable to similarly situated employees, but which does not exceed ten percent (10%) of his base salary at the time of the reduction); or (iv) the Company has assigned duties and responsibilities to Mr. Zwiefel that are materially inconsistent with Mr. Zwiefel’s position, duties and responsibilities as set forth in Section 2(b) of the COO Employment Agreement, such that there occurs a material reduction in Mr. Zwiefel’s duties, responsibilities or authority as set forth in Section 2(b).

Eric Buss
In October 2016, we entered into an employment agreement with Mr. Buss (the “Buss Employment Agreement”), pursuant to which Mr. Buss was employed for an indefinite “at-will” term of employment as the Company’s Executive Vice President & Chief Compliance Officer.
Pursuant to the Buss Employment Agreement, Mr. Buss was entitled to a base salary of $500,000 per year and was eligible for an annual performance-based cash bonus, with an initial target bonus opportunity of $150,000. In addition, the Buss Employment Agreement provided for a stock option award of 750,000 options and Mr. Buss’ use of a Company car.
Pursuant to the Buss Employment Agreement, Mr. Buss was also subject to an 18-month post-termination non-compete covenant and 12-month post-termination non-solicitation covenants, as well as perpetual confidentiality and non-disparagement covenants.
Pursuant to the terms of the Buss Employment Agreement, the Company had certain obligations that became due in the event of termination. If Mr. Buss’ employment was terminated by the Company other than for Cause (as defined below, and excluding death or disability) or by Mr. Buss for Good Reason (as defined below), then in addition to any accrued amounts, subject to Mr. Buss’ execution and non-revocation of a release of claims, Mr. Buss would have been eligible to receive (i) a severance payment equal to one-half times (0.5x) the sum of (a) his annual base salary and (b) his target annual cash bonus for the year in which termination occurs, subject to certain limitations on the amount as set forth in the Buss Employment Agreement, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the six (6)-month period following termination; provided, that if the severance payment is reduced pursuant to the terms of the Buss Employment Agreement, Mr. Buss would have been entitled to an additional lump sum severance payment equal to the amount of the reduction of such severance payment; (ii) an amount equal to the sum of (a) his annual base salary and (b) his target annual cash bonus for the year in which termination occurs, payable over the twelve (12)-month period commencing after the completion of any installment payments pursuant to clause (i) in substantially equal installments in accordance with the Company’s regular payroll practices; and (iii) continued COBRA coverage for up to eighteen (18) months.
For purposes of the Buss Employment Agreement, “Cause” has the same general meaning as in the CFO Employment Agreement.
For purposes of the Buss Employment Agreement, “Good Reason” means that, without Mr. Buss’s express written consent, any of the following conditions shall occur, provided that none of the following conditions shall constitute Good Reason unless Mr. Buss first gives written notice to the Company within 90 days of the first occurrence of the condition, delineating the claimed breach and setting forth Mr. Buss’ intention to terminate his employment if such breach is not duly remedied within 30 business days, and the Company fails to cure the condition within such 30-day period: (i) the Company has breached any material term(s) or material condition(s) of the Buss Employment Agreement, which breach was not caused by Mr. Buss; (ii) the Company relocates its executive offices outside of a seventy-five (75) mile radius of its current location, and the relocation results in a material change to the geographic location at which Mr. Buss performs services; (iii) the Company has reduced, with respect to a fiscal year, the sum of Mr. Buss’ annual base salary and target annual cash bonus (other than a reduction to his annual base salary which is part of a Company-wide reduction in base salaries applicable to similarly situated employees, but which does not exceed ten percent (10%) of his base salary at the time of the reduction) or (iv) the Company has assigned duties and responsibilities to Mr. Buss that are materially inconsistent with Mr. Buss’ position, duties and experience, such that there occurs a material reduction in Mr. Buss’ duties, responsibilities or authority as set forth in Section 2(b) of the Buss Employment Agreement.
New Employment Arrangements
Bahram Akradi
Effective as of August 18, 2021, Mr. Akradi entered into an offer letter with the Company, which provided for Mr. Akradi’s continued employment as Chief Executive Officer and Chairman of the Board of Directors (the “CEO Offer Letter”). Pursuant to the CEO Offer Letter, commencing as of fiscal year 2022, Mr. Akradi is entitled to a base salary of $1,500,000, an annual performance bonus ranging from 0 – 300% of his base salary and annual equity grants with a target grant date value of at least $7,500,000 for fiscal years 2022 to 2024, subject to the discretion of the Board of Directors or Compensation Committee. In addition, the CEO Offer Letter provides that Mr. Akradi was eligible to receive an equity grant comprised of 50% stock options and 50% restricted stock units with a target grant date value of at least $5,000,000 as determined by the Board of Directors or the Compensation Committee; provided that, the value of such award may be adjusted depending on the price of the Company’s common stock in connection with the IPO. Such award was to vest over a period of four years in equal annual installments, subject to Mr. Akradi’s continued service through the applicable vesting date(s). Notwithstanding the foregoing, Mr. Akradi elected to voluntarily forego the receipt of such IPO equity grant.

Mr. Akradi is not entitled to severance payments or benefits under the CEO Offer Letter in connection with any termination of employment on or prior to August 18, 2024. In the event that Mr. Akradi’s employment is terminated by the Company without Cause or by Mr. Akradi for Good Reason following August 18, 2024, then, subject to Mr. Akradi’s execution of a release of claims and continued compliance with applicable restrictive covenants, he will be entitled to receive severance benefits that are at least as favorable as those generally provided to other senior executives of the Company as of the date of such termination. Furthermore, the CEO Offer Letter provides for a Section 280G “best net” cutback pursuant to which if payments or benefits received by Mr. Akradi in connection with a change in control constitute Section 280G excess parachute payments subject to the associated excise tax, the amount of payments received by him will be reduced to the extent such reduction would result in Mr. Akradi receiving a larger after-tax amount than if he received the full amount of the payments subject to the excise tax.
In connection with the CEO Offer Letter, Mr. Akradi also entered into an Employee Non-Competition Agreement (the “NCA”). Pursuant to the NCA, Mr. Akradi is subject to perpetual confidentiality and mutual non-disparagement covenants, and non-competition and non-solicit covenants through the later of (i) the 36-month anniversary of the IPO and (ii) the 24-month anniversary of Mr. Akradi’s termination of employment with the Company.
As an inducement for Mr. Akradi to enter the NCA and the CEO Offer Letter (including his agreement to forego the right to receive any severance benefits for the three-year period following the effectiveness of the CEO Offer Letter), we agreed to extinguish the loan under the loan agreement entered into by Mr. Akradi with us, as further described under “Certain Relationships and Related Person Transactions—Stockholder Note Receivable”.
For purposes of the CEO Offer Letter, “Cause” means (a) commission of an act of material fraud or material dishonesty against the Company or any of its subsidiaries; (b) intentional refusal or willful failure to substantially carry out the lawful and reasonable instructions of the Board of Directors after receiving written notification of the failure from the Board of Directors (other than any such failure resulting from Mr. Akradi’s disability and excluding any failure to achieve a lawful and reasonable directive following the expenditure by Mr. Akradi of commercially reasonable best efforts); (c) commission of, indictment for, conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (d) gross misconduct in connection with the performance of Mr. Akradi’s duties; (e) improper disclosure of confidential information, which use or disclosure causes or could reasonably be expected to cause material harm to the Company or any of its subsidiaries; (f) failure to reasonably cooperate with the Company or any of its subsidiaries in any investigation or formal proceeding; or (g) Mr. Akradi’s material breach of the CEO Offer Letter, the NCA or any other written agreement or arrangement with the Company or any of its subsidiaries, provided that the foregoing shall not constitute Cause unless the Company first gives written notice to Mr. Akradi 30 days prior to termination for Cause, delineating the claimed breach and setting forth the Company’s intention to terminate his employment if such breach is not duly remedied within 30 business days, and Mr. Akradi fails to cure the condition within such 30-day period.
For purposes of the CEO Offer Letter, “Good Reason” means Mr. Akradi’s resignation following the occurrence, without his express, written consent, of one or more of the following conditions (whether by a single action or a series of actions): (a) a material reduction by the Company in Mr. Akradi’s title, duties, responsibilities, or authority as Chief Executive Officer of the Company; (b) a material reduction by the Company of Mr. Akradi’s annual base salary or target bonus, other than as part of a reduction affecting all or substantially all of the Company’s senior leadership team; or (c) the Company’s material breach of the CEO Offer Letter, provided that the foregoing shall not constitute Good Reason unless Mr. Akradi provides written notice to the Company of the event or condition giving rise to Good Reason within 30 days after its initial occurrence, such event or condition continues to exist on the 30th day following his provision of such notice to the Company and Mr. Akradi’s resignation is effective within 30 days following the end of such period.
Executive Employment Agreements
In connection with the IPO, the Company entered into new employment agreements with Messrs. Bergmann, Zwiefel, Buss and Javaheri, effective as of October 12, 2021 (the “Executive Employment Agreements”). In addition to providing for the increases to the executive officers’ base salaries and target bonus opportunities described above, the Executive Employment Agreements provide for a three-year initial term of employment with successive one-year automatic extensions of the term, provided that either party does not provide prior written notice of non-extension of the term (except for Mr. Bergmann’s Executive Employment Agreement, which provides for an indefinite at-will term of employment).
Under the Executive Employment Agreements, each executive is entitled to receive the same severance benefits as described above; provided that, each executive is now also entitled to receive the annual cash bonus he would have been entitled to receive had he remained employed until the end of the fiscal year (prorated for the period of active employment during the fiscal year) upon a termination due to death or Disability. The Executive Employment Agreements also provide for a Section 280G “best net” cutback and the executives are each subject to perpetual confidentiality and mutual non-disparagement covenants, and non-

competition and non-solicit covenants through the 24-month anniversary (or 18-month anniversary for Mr. Bergmann) of his termination of employment with the Company.
For purposes of each Executive Employment Agreement (other than Mr. Bergmann’s), “Cause” means (i) repeated and willful or grossly negligent failure to perform the executive’s material duties on behalf of the Company; (ii) the executive’s willful or grossly negligent violation of any material Company rule, procedure or policy, or breach of any non-disclosure, non-competition, non-solicitation or other similar agreement between the Company (or any subsidiaries thereof) and the executive; (iii) the executive’s plea of nolo contendere to, or conviction of a felony, a crime of moral turpitude or a misdemeanor involving fraud or dishonesty (other than minor traffic violations or similar offenses) or that could reasonably be expected to result in material harm, whether business, financial, reputational or otherwise, to the Company or its subsidiaries; (iv) the perpetration of any act of fraud, embezzlement or material dishonesty against or affecting the Company, any of its subsidiaries, or any customer, agent or employee thereof; (v) material breach of fiduciary duty or material breach of the Executive Employment Agreement (or any other written agreement by and between the executive and the Company) by executive; (vi) repeated insolent or abusive conduct in the workplace, including but not limited to, harassment of others of a racial or sexual nature; or (vii) engaging in any act of material self-dealing without prior notice to and consent by the Board of Directors, provided that the foregoing shall not constitute Cause unless the executive fails to cure the circumstances constituting Cause within 30 days after written notice.
For purposes of Mr. Bergmann’s Executive Employment Agreement, “Cause” means (i) repeated and willful or grossly negligent failure to perform the executive’s material duties on behalf of the Company; (ii) the executive’s willful or grossly negligent violation of any material Company rule, procedure or policy, or breach of any material non-disclosure, non-competition, non-solicitation or other similar agreement between the Company (or any subsidiaries thereof) and the executive; (iii) the executive’s plea of nolo contendere to, or conviction of a felony or a crime of moral turpitude or involving fraud or dishonesty (other than minor traffic violations or similar offenses); (iv) the perpetration of any act of fraud, embezzlement or material dishonesty against or affecting the Company, any of its subsidiaries, or any customer, agent or employee thereof; (v) material breach of fiduciary duty or material breach of the Executive Employment Agreement (or any other written agreement by and between the executive and the Company) by executive; (vi) repeated insolent or abusive conduct in the workplace, including but not limited to, harassment of others of a racial or sexual nature; or (vii) engaging in any act of material self-dealing without prior notice to and consent by the Board of Directors, provided that the foregoing shall not constitute Cause unless the executive fails to cure the circumstances constituting Cause within 30 days after written notice.
In the event of the executive’s arrest or indictment for a felony, crime or misdemeanor as described in the preceding clause (iii) in each Executive Employment Agreement, the Company shall have the right (but not the obligation) to suspend the executive without pay until either (a) a court of competent jurisdiction makes a final determination of the executive’s guilt or innocence or (b) the executive pleads nolo contendere to such alleged felony or crime; provided that if the court makes a final determination that the executive should be acquitted of such felony or crime, the Company shall either reinstate the executive and repay to him such withheld base salary or terminate his employment without Cause.
For purposes of each Executive Employment Agreement, “Disability” means the executive’s inability to perform on a full-time basis the duties and responsibilities of executive’s employment with the Company by reason of executive’s illness or other physical or mental impairment or condition, as determined by a physician mutually acceptable to executive and the Company, if such inability continues for an uninterrupted period of 90 days or more during any 365-day period. A period of inability shall be “uninterrupted” unless and until executive returns to full-time work from the above-referenced leave for a continuous period of at least 180 days, excluding vacation days or sick days taken for reasons unrelated to the illness or other physical or mental impairment or condition necessitating the above-referenced leave.
For purposes of each Executive Employment Agreement (other than Mr. Bergmann’s), “Good Reason” means (i) the Company has breached any material term(s) or material condition(s) of the Executive Employment Agreement; (ii) a requirement imposed by the Company on the executive that executive’s principal place of employment be anywhere other than within a 75 mile radius of the executive’s principal location, and the relocation results in a material change to the geographic location at which the executive performs services; (iii) a material reduction in the executive’s base salary or target bonus as then in effect, other than in connection with an across-the-board reduction affecting other similarly situated executives of the Company; or (iv) the Company has assigned duties and responsibilities to executive that are materially inconsistent with executive’s position, duties or responsibilities as set forth in the Executive Employment Agreement, such that there occurs a material reduction in executive’s duties, responsibilities or authority as set forth in the Executive Employment Agreement.
For purposes of Mr. Bergmann’s Executive Employment Agreement, “Good Reason” means (i) the Company has breached any material term(s) or material condition(s) of the Executive Employment Agreement; (ii) a requirement imposed by the Company on the executive that executive’s principal place of employment be anywhere other than within a 75 mile radius of the executive’s principal location, and the relocation results in a material change to the geographic location at which the executive performs services; (iii) a 10% or greater reduction in the executive’s base salary or target bonus as then in effect, other than in connection with an across-the-board reduction affecting other similarly situated executives of the Company; (iv) the Company has assigned duties and responsibilities to executive that are materially inconsistent with executive’s position, duties or responsibilities as set forth in the Executive Employment Agreement, such that there occurs a material reduction in executive’s duties, responsibilities or authority as set forth in the Executive Employment Agreement; or (v) the Company appoints any person (other than Mr. Akradi or Mr. Bergmann) as the Chief Executive Officer of the Company.
Equity Awards
Outstanding stock options granted prior to 2021 pursuant to the 2015 Equity Incentive Plan to the Named Executive Officers, other than Mr. Akradi, all vested in connection with the IPO and will become exercisable on April 4, 2022.
Stock options granted in 2021 pursuant to the 2015 Equity Incentive Plan prior to the IPO do not accelerate vesting upon a change in control or a termination of employment for any reason. However, the Compensation Committee may exercise discretion to accelerate vesting of awards.
Stock options and restricted stock unit awards granted to the Named Executive Officers under the 2021 Plan provide that if the executive’s employment is terminated without “cause” within 12 months after a change in control, all awards will be fully vested. Otherwise, vesting will not accelerate upon a change in control or for any other termination of employment; however, the Compensation Committee may exercise discretion to accelerate vesting of awards.

Outstanding Equity Awards at Fiscal Year-End Table
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2021.

	OPTION AWARDS							STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (1)
Bahram Akradi	10/6/15	9,388,000	(2)	—		10.00	10/6/2025	—		—
	5/3/21	—		—		—	—	525,714	(6)	9,047,538
	5/3/21	—		—		—	—	595,049	(7)	10,240,793
Thomas Bergmann	6/8/16	—		1,200,000	(3)	10.00	6/8/2026	—		—
	5/3/21	—		260,000	(4)	19.32	5/3/2031	—		—
	5/3/21	—		—		—	—	28,571	(6)	491,707
	10/6/21	—		102,623	(5)	18.00	10/6/2031	—		—
	10/12/21	—		—		—	—	50,000	(8)	860,500
Jeffrey Zwiefel	6/8/16	—		900,000	(3)	10.00	6/8/2026	—		—
	3/23/17	—		100,000	(3)	11.48	3/23/2027	—		—
	5/3/21	—		260,000	(4)	19.32	5/3/2031	—		—
	5/3/21	—		—		—	—	28,571	(6)	491,707
	10/6/21	—		102,623	(5)	18.00	10/6/2031	—		—
	10/12/21	—		—		—	—	50,000	(8)	860,500
Eric Buss	6/8/16	—		750,000	(3)	10.00	6/8/2026	—		—
	5/3/21	—		260,000	(4)	19.32	5/3/2031	—		—
	5/3/21	—		—		—	—	17,143	(6)	295,031
	10/6/21	—		85,519	(5)	18.00	10/6/2031	—		—
	10/12/21	—		—		—	—	41,667	(8)	717,089
Parham Javaheri	7/19/16	—		33,000	(3)	10.00	7/19/2026	—		—
	3/6/17	—		45,000	(3)	11.48	3/6/2027	—		—
	9/29/17	—		90,000	(3)	12.05	9/29/2027	—		—
	7/2/18	—		90,000	(3)	14.26	7/2/2028	—		—
	3/27/19	—		100,000	(3)	17.95	3/27/2029	—		—
	5/3/21	—		176,000	(4)	19.32	5/3/2031	—		—
	10/6/21	—		76,967	(5)	18.00	10/6/2031	—		—
	10/12/21	—		—		—	—	37,500	(8)	645,375
	12/9/21	—		—		—	—	17,143	(6)	295,031
	12/9/21	—		—		—	—	12,500	(9)	215,125
(1)    Market value reflects the number of unvested restricted stock units and restricted stock multiplied by $17.21 per share, the closing price of our common stock on the NYSE on December 31, 2021, the last business day of fiscal 2021.
(2)    Mr. Akradi’s option became fully vested and exercisable upon the IPO.
(3)    Each such option award vested in full upon the IPO and will become exercisable on April 4, 2022.
(4)    Each such option award will vest (i) 50% ratably on an annual basis over four years beginning on May 3, 2022 and (ii) 50% based on performance conditions for 2021 that were deemed met and is now vested in full and will become exercisable on April 4, 2022.
(5)    Each such option award will vest ratably on an annual basis over four years beginning on October 6, 2022.
(6)    The restricted stock units will vest in full on April 4, 2022.
(7)    The restricted Series A Preferred Stock automatically converted upon the IPO to 595,049 shares of restricted common stock that will vest on April 4, 2022.
(8)    Each such restricted stock unit will vest ratably on an annual basis over four years beginning on October 12, 2022.
(9)    Each such restricted stock unit will vest ratably on an annual basis over four years beginning on December 9, 2022.

Nonqualified Deferred Compensation Table
We maintain the Excess Plan for a select group of eligible highly compensated employees, including all of our Named Executive Officers. The terms of the Excess Plan are described in the CD&A. The following table contains information regarding our executives’ participation in our nonqualified deferred compensation plan.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)	AGGREGATE EARNINGS IN LAST FY ($) (1) (2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)
Bahram Akradi	—	—	—	—	—
Thomas Bergmann	—	—	—	—	—
Jeffrey Zwiefel	—	—	66,869	—	466,587	(3)
Eric Buss	—	—	—	—	—
Parham Javaheri	—	—	—	—	—
(1)    Reflects the aggregate interest or other earnings accrued during the last fiscal year.
(2)    These amounts do not represent above-market earnings, and thus are not reported in the Summary Compensation Table.
(3)    Mr. Zwiefel would be eligible to receive distribution of his account upon a separation from service.

Potential Payments Upon Termination or Change in Control
In this section, we describe payments that may be made to our Named Executive Officers upon several events of termination, assuming the termination event occurred on the last day of fiscal 2021 (except as otherwise noted).
As of December 31, 2021, we had entered into employment agreements with each of our Named Executive Officers that provide for potential payments upon a qualifying termination of employment. For additional information on such arrangements, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Named Executive Officer Employment Arrangements.” In addition, pursuant to the applicable equity arrangements, our Named Executive Officers are entitled to receive acceleration of vesting of certain of their outstanding awards upon the occurrence of qualifying events. (1)

NAME	BENEFIT	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON (NO CHANGE IN CONTROL) ($)		CHANGE IN CONTROL (NO TERMINATION) ($) (2)	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON (IN CONNECTION WITH A CHANGE IN CONTROL) ($) (3)		TERMINATION DUE TO DEATH OR DISABILITY ($) (4)
Bahram Akradi (5)	Cash	—		—	—		—
	Equity Acceleration	—		—	—		—
	All Other Payments or Benefits	—		—	—		—
	Total	—		—	—		—
Thomas Bergmann	Cash	1,725,000	(6)	—	—		400,000
	Equity Acceleration	—		—	860,500		—
	All Other Payments or Benefits	25,083	(7)	—	—		—
	Total	1,750,083		—	860,500		400,000
Jeffrey Zwiefel	Cash	1,725,000	(6)	—	—		400,000
	Equity Acceleration	—		—	860,500		—
	All Other Payments or Benefits	478,163	(8)	—	466,587	(9)	466,587	(9)
	Total	2,203,163		—	1,327,087		866,587
Eric Buss	Cash	1,500,000	(6)	—	—		400,000
	Equity Acceleration	—		—	717,089		—
	All Other Payments or Benefits	25,295	(7)	—	—		—
	Total	1,525,295		—	717,089		400,000
Parham Javaheri	Cash	1,200,000	(6)	—	—		200,000
	Equity Acceleration	—		—	1,155,531		—
	All Other Payments or Benefits	25,722	(7)	—	—		—
	Total	1,225,722		—	1,155,531		200,000
(1)    Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2021, and are based on the new offer letter with Mr. Akradi effective in 2021 and the employment agreements effective in 2021 before the IPO with each of our other Named Executive Officers.
(2)    Amounts reflected in the “Change in Control (no Termination)” column were calculated assuming that no termination occurred after the change in control. The values of any additional benefits to the Named Executive Officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Termination Without Cause or for Good Reason (in Connection with a Change in Control)” or other applicable columns.
(3)    Represents the value of unvested equity awards granted under the 2021 Plan and held by certain of our Named Executive Officers on December 31, 2021 that would be subject to accelerated vesting, based on the closing price of our common stock as of December 31, 2021, or $17.21.
(4)    Represents the target annual bonus for 2021.
(5)    Pursuant to his offer letter, Mr. Akradi has forgone the right to receive severance payments prior to August 18, 2024.
(6)    Represents the aggregate cash severance payments Messrs. Bergmann, Zwiefel, Buss and Javaheri would have been entitled to under their respective employment agreements (other than Mr. Bergmann is not entitled to such payment upon Company non-extension of the term of his employment agreement), or 1.5x the sum of the executive’s (i) base salary at termination and (ii) target annual bonus for 2021.
(7)    Represents the value associated with the continued provision of health benefits based on the 2021 premiums for insurance multiplied by eighteen months.
(8)    Represents (i) the value associated with the continued provision of health benefits based on the 2021 premiums for insurance multiplied by eighteen months and (ii) the balance of Mr. Zwiefel’s deferred compensation account, which is payable upon Mr. Zwiefel’s separation from service with the Company.
(9)    Represents the balance of Mr. Zwiefel’s deferred compensation account, which is payable upon Mr. Zwiefel’s separation from service with the Company.

Equity Compensation Plan Information
The following table provides certain information with respect to all of our equity compensation plans as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	26,451,004 (1)	12.16 (2)	13,810,268 (3)
Equity compensation plans not approved by stockholders	—	—	—
Total	26,451,004 (1)	12.16 (2)	13,810,268 (3)

(1)    Amount includes shares of common stock issuable under our 2015 Equity Incentive Plan and our 2021 Plan.
(2)    Excludes restricted stock units, which have no exercise price.
(3)    Includes shares available for future issuance under our 2021 Plan. The number of shares available for issuance under our 2021 Plan increases automatically on the first day of each calendar year of the Company beginning January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) 4% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board.

PROPOSAL 2: ADVISORY (NON-BINDING) VOTE TO APPROVE
THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, develop, motivate and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of annual and strategic goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation program, including information about the fiscal 2021 compensation of our Named Executive Officers.
We are asking our stockholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, the Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
This “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADVISORY SAY-ON-PAY VOTE.

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION
As discussed in Proposal 2 above, the Board of Directors values the input of stockholders regarding the Company’s executive compensation practices. As contemplated by the Dodd-Frank Act, stockholders are also invited to express their views on how frequently advisory votes on executive compensation, such as Proposal 2, will occur. Stockholders can advise the Board of Directors on whether such votes should occur every year, every two years or every three years or may abstain from voting.
After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time. Our Board of Directors recommends that this vote be held every year because it believes that it allows our stockholders to provide us with direct input on our compensation philosophy, policies and practices on an annual basis.
This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Stockholders will be able to specify one of four choices for this proposal on the proxy card: 1 Year, 2 Years, 3 Years or Abstain. Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Although non-binding, the Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board of Directors’ recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE OPTION OF “1 YEAR” AS THE FREQUENCY OF HOLDING AN ADVISORY SAY-ON-PAY VOTE.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DISCLOSURE
Fees
The following is a summary of the fees and services provided by Deloitte & Touche LLP (“Deloitte”) to the Company for fiscal years 2021 and 2020:

	Fiscal Year Ended December 31,
Description of Services Provided by Deloitte	2021	2020
Audit Fees (1)	$3,006,503	$729,624
Audit-Related Fees (2)	98,688	227,479
Tax Fees (3)	659,933	734,692
All Other Fees	—	—
TOTAL	$3,765,124	$1,691,798
_______________
(1)    Audit fees for Deloitte for 2021 and 2020 were for professional services rendered for the audits of our financial statements, review of interim financial statements and assistance with services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Audit fees for Deloitte for 2021 also included $1,845,718 in connection with our IPO, which involved filing of our Registration Statement on Form S-1.
(2)    Audit-related fees for 2021 primarily related to professional services rendered for registration statements filed with the SEC and the audits of one of our joint ventures and our Life Time Foundation as well as services related to our 401(k) retirement savings plan and public company readiness. Audit-related fees for 2020 primarily related to professional services rendered in connection with our debt refinancings that were consummated in early 2021 as well as the audits of one of our joint ventures and our Life Time Foundation as well as services related to our 401(k) retirement savings plan.
(3)    Tax fees for 2021 and 2020 were for general consulting and compliance services.
The Audit Committee pre-approves the scope of the audit, audit-related and tax services provided by our independent registered public accounting firm, as well as all associated fees and terms, pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence, and presents its conclusions to the full Board of Directors on at least an annual basis.
All of the services provided by Deloitte since our IPO in October 2021, and fees for such services, were pre-approved by the Audit Committee in accordance with these standards.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2021, the Audit Committee met and held discussions with management and Deloitte, the Company’s independent registered public accounting firm. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2021, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with Deloitte.
In addition, the Audit Committee has reviewed and discussed with Deloitte: (i) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), and the SEC; and (ii) the written disclosures and the letter received from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and the independence of Deloitte from the Company and its management.
Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Audit Committee
Andres Small, Chair
Joel Alsfine
Stuart Lasher

PROPOSAL 4: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and the Board of Directors is submitting this selection to our stockholders for ratification at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2002. Representatives of Deloitte plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders. They will have the opportunity to make a statement if they desire to do so.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm. However, the Board of Directors is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our Policy Regarding Related Person Transactions
The Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests or improper valuation (or the perception thereof). The Board of Directors adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the NYSE. Under such policy:
•    any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by the disinterested members of the Audit Committee or the full Board of Directors; and
•    any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee or recommended by the Compensation Committee to the Board of Directors for its approval.
In connection with the review and approval or ratification of a related person transaction:
•    management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;
•    management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;
•    management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and
•    management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.
In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “outside” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code.
Related Person Transactions
The following is a description of transactions to which we were a party since January 1, 2021 in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Leases
In October 2003, we leased a center located within a shopping center that is owned by a general partnership in which our Founder, Chairman and Chief Executive Officer has a 100% interest. During the year ended December 31, 2021, we paid rent pursuant to this lease agreement of $0.9 million. The terms of the original lease were negotiated by one of our then-independent directors on behalf of the Company and were reviewed and approved by a majority of our then-independent and disinterested directors. In September 2015, upon the approval of the Board of Directors, we exercised a renewal option associated with the original lease. In June 2016, due to the fact that the square footage of the center was expanded and upon approval of the Board of Directors, we entered into an amended lease agreement. Under the terms of the amended lease agreement, the lease term was extended and the minimum rental payments were adjusted to reflect the increased square footage. The current lease expires in December 2030 and includes four five-year renewal options.

In September 2015, our Founder, Chairman and Chief Executive Officer, through two limited liability companies in which he had a 100% interest, acquired the Woodbury, Minnesota facility that we have occupied and operated as a tenant since 1995. On September 29, 2020, our Founder, Chairman and Chief Executive Officer contributed his ownership of our center in Woodbury, Minnesota to a limited liability company jointly owned by our Founder, Chairman and Chief Executive Officer, a former executive officer and Mr. Stuart Lasher, a member of the Board of Directors, among other investors (“LTRE”). Following this contribution, we terminated our existing lease with the entities owned by our Founder, Chairman and Chief Executive Officer and entered into a new lease for the Woodbury center with subsidiaries of LTRE. The new lease has an initial term of 20 years and includes four renewal options of five years each. During the year ended December 31, 2021, we paid rent pursuant to the lease of $1.2 million.
Sale-Leaseback Transactions
During the year ended December 31, 2017, we entered into sale-leaseback transactions associated with two of our properties, with a limited liability company that is a related party to one of our stockholders, LNK. Each lease expires in September 2042 and includes six five-year renewal options. During the year ended December 31, 2021, we paid rent pursuant to these leases of $6.0 million.
During the year ended December 31, 2018, we entered into a sale-leaseback transaction involving one property, with a limited liability company in which our Founder, Chairman and Chief Executive Officer owns a 33% interest. Under this agreement, we sold assets with a net book value of $21.5 million for $18.0 million, which was reduced by transaction costs of less than $0.1 million, for net cash proceeds of $17.9 million. The estimated fair value of the property at the time of sale was approximately $21.7 million. The initial lease term expires in June 2043 and includes two eight-year renewal options. During the year ended December 31, 2021, we paid rent pursuant to this lease of $1.5 million.
During the year ended December 31, 2019, we entered into a sale-leaseback transaction involving one property, with a limited liability company jointly owned by our Founder, Chairman and Chief Executive Officer and Mr. Lasher, a member of the Board of Directors. Under this agreement, we sold assets with a net book value of $37.5 million for $32.0 million, which was reduced by transaction costs totaling approximately $0.2 million, for net cash proceeds of $31.8 million. The lease has an initial term of approximately 25 years and includes five renewal options of five years each. During the year ended December 31, 2021, we paid rent pursuant to this lease of $2.8 million.
During the year ended December 31, 2020, we consummated a sale-leaseback transaction, involving one property, with a subsidiary of LTRE. Under this agreement, we sold assets with a net book value of $35.1 million for $37.0 million. The lease has an initial term of approximately 25 years and includes six renewal options of five years each. During the year ended December 31, 2021, we paid aggregate rent pursuant to this lease of $2.5 million.
Stockholder Note Receivable
On August 27, 2018, we entered into a loan agreement with Mr. Akradi, who is also one of our stockholders, pursuant to which we loaned him $20.0 million. Interest on the stockholder note receivable was equal to the highest interest rate associated with the revolving portion of our senior secured credit facility or, if there were no outstanding revolving borrowings, the highest interest rate associated with outstanding borrowings under the term loans portion of our senior secured credit facility. As security for repayment of the stockholder note receivable, we were granted a security interest in 5,000,000 shares of our common stock held by Mr. Akradi. On July 3, 2019, in connection with the execution of the First Stock Purchase Agreement (as defined under “—Stockholders Agreement” below) and upon approval of the Board of Directors, we amended the loan agreement to reflect the cancellation of an aggregate principal amount of $5.0 million. All other terms and conditions associated with the initial loan agreement remained unchanged. In August 2021, we entered into an agreement pursuant to which we agreed to cancel the outstanding principal and interest amounts of $17,673,042 owed under the stockholder note receivable. As a result of this cancellation, there was no outstanding balance as of December 31, 2021.

Related Party Secured Loan
In June 2020, LT Co-Borrower, LLC and LT Canada Co-Borrower, LLC, each of which was a newly-formed co-borrower unrestricted indirect subsidiary of Life Time, borrowed $101.5 million as a Related Party Secured Loan from an investor group that was comprised solely of certain of the Principal Stockholders or their affiliates. On January 21, 2021, the total outstanding principal and accrued and unpaid interest balance of approximately $108.6 million under the Related Party Secured Loan was converted, on a dollar-for-dollar basis, into 5,429,570 shares of our Series A Convertible Participating Preferred Stock, par value $0.01 per share. In connection with the consummation of the Company’s IPO, the shares of our Series A Preferred Stock automatically converted into 6,687,219 shares of our common stock.
Stockholders Agreement
As part of our go-private transaction in 2015, we became owned by a consortium including affiliates of LGP, TPG, LNK and certain members of management at that time, including Mr. Akradi. We and our stockholders entered into a stockholders agreement, which was amended and restated on July 3, 2019 and January 6, 2020 in connection with the equity sale transactions described below (as amended, the “Prior Stockholders Agreement”), to govern, among other things, the election of directors, preemptive rights, rights of first offer upon a disposition of shares, permitted transferees, tag along rights, drag along rights, registration rights, repurchase rights and other actions requiring the approval of stockholders or relating to certain members of our management. On May 23, 2019, we entered into a stock purchase agreement (the “First Stock Purchase Agreement”) with certain of our existing stockholders (the “Selling Stockholders”) and new investors whereby we agreed to sell, and the new investors agreed to purchase, 29 million shares of our common stock (of which 4.25 million shares were sold by us as newly-issued shares) for a total purchase price of $725.0 million, of which $108.6 million represented primary equity proceeds received by us and $616.4 million represented secondary equity proceeds (i.e., proceeds associated with our previously-issued common shares) received by the Selling Stockholders. On November 5, 2019, we entered into another stock purchase agreement with certain of our existing stockholders and additional new investors whereby we and such existing stockholders agreed to sell, and the additional new investors agreed to purchase, shares of our common stock for a total purchase price of $150.0 million, of which $90.0 million represented primary equity proceeds received by us and $60.0 million represented secondary equity proceeds received by such existing stockholders. The Prior Stockholders Agreement was amended and restated in connection with each of these transactions with respect to certain management rights and transfer restrictions as well as to reflect changes in our ownership.
In connection with the Company’s IPO in October 2021, we amended and restated the Prior Stockholders Agreement to amend the provisions relating to certain registration rights and to provide specific Board rights and obligations. The Stockholders Agreement includes provisions pursuant to which we grant the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common stock held by LGP and TPG, and the right to the Principal Stockholders and certain other stockholders to piggyback on such registration statements in certain circumstances. These shares represent approximately 84.9% of our common stock. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates or other restrictions in our Stockholders Agreement. The Stockholders Agreement also requires us to indemnify such stockholders in connection with any registrations of our securities.
In addition, the Stockholders Agreement provides that, subject to certain stock ownership thresholds set forth therein, the Principal Stockholders will be entitled to designate individuals to be included in the slate of nominees recommended by the Board of Directors for election to the Board of Directors, so as to ensure that the composition of the Board of Directors complies with the provisions of the Stockholders Agreement. In addition, the Principal Stockholders have agreed to vote their shares of our common stock in favor of the election of such nominees. See “Corporate Governance—Director Nomination Process—Nomination Rights under the Stockholders Agreement.”
Other
On January 1, 2021, we extended for an additional year a consulting agreement with a company owned by the wife of one of our former executive vice presidents. Under this agreement, her company provides us with Life Time Mind programing, services and training. We first entered into this agreement in March 2018 and pay $180,000 per year for these services.
In November 2017, Life Time, Inc. and an entity owned by our President and Chief Financial Officer, Mr. Bergmann, each acquired a 50% interest in a Cessna Citation Encore aircraft. In connection with this joint ownership, Life Time, Inc. and Mr. Bergmann’s entity entered into certain co-ownership, maintenance and personnel agreements under which the entity owned by Mr. Bergmann contributes approximately $120,000 per year to an operations fund for the fixed costs for the aircraft. Life Time, Inc. and the entity owned by Mr. Bergmann agreed to pay for the costs associated with their respective trips.

Meghan Akradi, the daughter of our Founder, Chairman and Chief Executive Officer, Mr. Akradi, currently serves as a director of real estate development for Life Time. During the year ended December 31, 2021, she received total compensation of $172,608 for her services.
In the ordinary course of our business, we may purchase products and services from certain companies which are affiliated with holders of more than 5% of our common stock. For instance, we purchase branded products to offer and sell to our members from Halo Branded Solutions (“Halo”), an affiliate of TPG. During the year ended December 31, 2021, we purchased products from Halo in the amount of approximately $185,000. We also purchase video services from DIRECTV, a business in which TPG acquired an ownership interest in August 2021. During the year ended December 31, 2021, we purchased services from DIRECTV in the amount of approximately $290,000. We also purchase repair and maintenance services from Cushman & Wakefield (“Cushman”), a business partly owned by TPG. During the year ended December 31, 2021, we purchased services from Cushman in the amount of approximately $262,000. We also purchase commercial roofing services from Tecta America Corporation and its affiliates (“Tecta”), a business in which LGP acquired an ownership interest in September 2021. During the year ended December 31, 2021, we purchased services from Tecta in the amount of approximately $550,000.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other proxy materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.
The Notice or our proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent with your broker. Upon written request to Secretary, Life Time Group Holdings, Inc., 2902 Corporate Place, Chanhassen, Minnesota 55317, or by telephone at (952) 947-0000, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, please contact your broker if you are a beneficial holder through a broker, or, if you are a registered holder, contact our transfer agent, American Stock Transfer & Trust Company, LLC.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
A copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 10, 2022, is available without charge upon written request to Investor Relations, Life Time Group Holdings, Inc., 2902 Corporate Place, Chanhassen, Minnesota 55317 or by accessing a copy on Life Time’s website at www.ir.lifetime.life in the Filings section under “Annual Reports.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D74316-P68927 For Against Abstain For Against Abstain LIFE TIME GROUP HOLDINGS, INC. 2902 CORPORATE PLACE CHANHASSEN, MN 55317 LIFE TIME GROUP HOLDINGS, INC. The Board of Directors recommends a vote FOR Item 2: The Board of Directors recommends a vote FOR Item 4: The Board of Directors recommends you vote "1 YEAR" on the following item: 4. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. 3. To recommend, by a non-binding vote, the frequency of votes on executive compensation. 2. To approve, by a non-binding vote, the named executive officer compensation as disclosed in the proxy statement. 3 Years1 Year 2 Years Abstain Sign exactly as your name(s) appear(s) hereon. If shares of stock stand of record in the names of two or more persons, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card. 01) Bahram Akradi 02) David Landau 03) Alejandro Santo Domingo 04) Andres Small 1. Election of Class I Directors Nominees: The Board of Directors recommends you vote FOR the following: ! ! ! For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! !! ! !!! ! !! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LTH2022 You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2022. Have your proxy card in hand when you call and then follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the environmental impact and the costs incurred by Life Time Group Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Life Time Group Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

D74317-P68927 Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. LIFE TIME GROUP HOLDINGS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints each of Bahram Akradi and Erik Lindseth with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Life Time Group Holdings, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held virtually at www.virtualshareholdermeeting.com/LTH2022 on May 10, 2022 at 10:00 a.m. Central Time and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their best judgment upon such other matters as may properly come before the meeting. The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the election of the nominees listed on the reverse side for the Board of Directors, FOR Items 2 and 4 and "1 YEAR" for Item 3. This proxy will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. Whether or not you are able to attend the meeting, you are urged to vote. You may vote by mail, telephone or internet. Please follow the instructions on the reverse side of the card. IF YOU ELECT TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)